UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Soliciting Material Pursuant to § 240.14a-12
PET DRX CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PET DRX CORPORATION 215 Centerview Drive, Suite 360 Brentwood, Tennessee 37027
June __, 2009
Dear Fellow Pet DRx Stockholder:
     We are pleased to invite you to attend the 2009 Annual Meeting of Stockholders of Pet DRx Corporation to be held at 2:00 p.m. Central Time on                     , July ___, 2009 at the offices of Pet DRx Corporation located at 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027.
     At this year’s Annual Meeting, the agenda includes the (i) annual election of directors, (ii) ratification of the selection of our independent registered public accounting firm, (iii) approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants, (iv) approval of the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State, and (v) approval of the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan. We will also report on our progress and provide an opportunity for you to ask questions of general interest.
     The board of directors recommends that you vote (i) FOR the election of the director nominees; (ii) FOR the ratification of the selection of our independent registered public accounting firm; (iii) FOR the approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants; (iv) FOR the approval of the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State and (v) FOR the approval of the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan.
     Please refer to the proxy statement for detailed information on each of the proposals and the Annual Meeting. Your Pet DRx stockholder vote is important, and we ask that you please cast your vote as soon as possible.
     We look forward to seeing you on July ___, 2009 in Brentwood. Thank you.
Sincerely,

Gene E. Burleson
Chairman of the Board and
Chief Executive Officer

PET DRX CORPORATION
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO STOCKHOLDERS OF PET DRX CORPORATION:
          The 2009 Annual Meeting of Stockholders of Pet DRx Corporation will be held at the offices of Pet DRx Corporation located at 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027on July ___, 2009 at 2:00 p.m. Pacific Time for the following purposes, as more fully described in the proxy statement:
(1)	To elect six, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for 2009;

(3)	To approve the issuance of common stock upon conversion of senior notes and exercise of financing warrants;

(4)	To approve the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State; and

(5)	To approve the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan.

     Only stockholders of record as of 5:00 p.m. Eastern Time on June 22, 2009, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
     We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting and cast your vote.
By Order of the Board of Directors,

George A. Villasana
Executive Vice President,
General Counsel and Secretary
June___, 2009

PET DRX CORPORATION
PROXY STATEMENT

Proxy Statement	1
Questions and Answers About Our Annual Meeting	1
Proposal 1: Election of Directors	6
Corporate Governance	10
Audit Committee Report	16
Proposal 2: Ratification of the Selection of our Independent Registered Public Accounting Firm	17
Independent Registered Public Accounting Firm	18
Proposal 3: Approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants	19
Proposal 4: Approval of the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State	24
Proposal 5: Approval of the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan	32
Executive Compensation	39
Stock Ownership Information	50
Other Matters	55
Stockholder Proposals for Next Year’s Annual Meeting	55

PET DRX CORPORATION 215 Centerview Drive, Suite 360 Brentwood, Tennessee 37027
PROXY STATEMENT
     This Proxy Statement contains information relating to the solicitation of proxies by the board of directors of Pet DRx Corporation f/k/a/ Echo Healthcare Acquisition Corp. (“Pet DRx” or the “Company”) for use at our 2009 Annual Meeting of Stockholders. Our Annual Meeting will be held at the offices of Pet DRx Corporation located at 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027 on                     , July ___, 2009 at 2:00 p.m. CentralTime.
     Only stockholders of record as of 5:00 p.m. Eastern Time on June 22, 2009 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 23,660,460 shares of Pet DRx common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on July___, 2009.
Questions and Answers About Our Annual Meeting
     What is the purpose of our 2009 Annual Meeting?
          Our 2009 Annual Meeting will be held for the following purposes:
•	To elect six directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

•	To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for 2009;

•	To approve the issuance of common stock upon conversion of senior notes and exercise of financing warrants;

•	To approve the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State; and

•	To approve the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan.

     Am I entitled to attend the Annual Meeting?
          You are entitled to attend the Annual Meeting only if you were a Pet DRx stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting.
     How can I attend the Annual Meeting?
          At the Annual Meeting, you should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.
     What are the voting rights of Pet DRx stockholders?
          Each stockholder is entitled to one vote on each of the six director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.
     What constitutes a quorum?
          In order for us to conduct business at our Annual Meeting, we must have a quorum of at least 11,830,231 shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by facsimile or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes” as to a particular proposal.
     What are “broker non-votes”?
          A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.
     Will my shares be voted if I do not provide my proxy?
          If your shares are held by a brokerage firm, they may be voted by the brokerage firm in certain circumstances (as described above), even if you do not give the brokerage firm specific voting instructions. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting.
     How do I vote?
          Registered Stockholders
          If you are a registered stockholder (you hold your Pet DRx shares in your own name through our transfer agent), you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the separate instructions enclosed with the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail by following the instructions provided on the proxy card.

          Beneficial Owners
          If you are a beneficial owner of shares (your Pet DRx shares are held in the name of a brokerage firm, bank, trustee or other nominee), your brokerage firm or other nominee will provide you with materials and instructions for voting your shares.
     Can I change my vote after I have voted?
          You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by facsimile (only your latest Internet or facsimile proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.
     What vote is required to approve each proposal at the Annual Meeting?
          Proposal 1 — To elect six directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified.
          The nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. If you mark your proxy or vote instruction card “withhold” with respect to any director, such shares will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum.
          Proposal 2 - To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for 2009.
          The vote required to approve Proposal 2 is a majority of the votes cast with respect to such proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the voting on Proposal 2.
          Proposal 3 - To approve the issuance of common stock upon conversion of senior notes and exercise of financing warrants.
          The vote required to approve Proposal 3 is a majority of the votes cast with respect to such proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the voting on Proposal 3.
          Proposal 4 - To approve the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State.
          The vote required to approve Proposal 4 is a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same legal effect as votes against Proposal 4.
          Proposal 5 - To approve the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan.
          The vote required to approve Proposal 5 is a majority of the votes cast with respect to such proposal. Abstentions and broker non-votes will not be treated as votes cast, and therefore will have no effect on the outcome of the voting on Proposal 5.

Discretionary Voting
          If your shares are held in the name of a bank or brokerage firm (in “street name”) and you do not vote your shares, your bank or brokerage firm can vote your shares in their discretion upon proposals which are considered “routine” proposals. We believe that Proposal 1 and Proposal 2 are both routine proposals. However, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker for proposals which are considered “non- routine” (a “broker non-vote”). We believe that Proposal 3, Proposal 4 and Proposal 5 are non- routine proposals.
     How does the Board recommend I vote on the proposals?
          The Board recommends that you vote (i) FOR the election of the director nominees (see “Proposal 1: Election of Directors”); (ii) FOR ratification of the selection of our independent registered public accounting firm (see “Proposal 2: Ratification of the Selection of our Independent Registered Public Accounting Firm”); (iii) FOR the approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants (see “Proposal 3: Approval of Issuance of Warrants”); (iv) FOR the approval of the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State; and (v) FOR the approval of the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan
     How will the persons named as proxies vote?
          If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares as follows: (i) FOR the election of the director nominees; (ii) FOR ratification of the selection of our independent registered public accounting firm; (iii) FOR the approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants; (iv) FOR the approval of the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State; and (v) FOR the approval the amendment to the 2007 Pet DRx Corporation Stock Incentive Plan.
          With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
Can different stockholders sharing the same address receive only one Annual Report and Proxy Statement?
          Yes. The Securities and Exchange Commission permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
          Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If your household received a single Notice or set of proxy materials, you can request to receive additional copies of the Notice or proxy materials by calling or writing your brokerage firm, bank, or trustee. If you own your shares in street name, you can request householding by calling or writing your brokerage firm, bank, or other nominee.
          On what stock exchange are our securities listed?
          On May 29, 2008, our units, common stock and warrants commenced trading on the Nasdaq Capital Market under the symbols “VETSU,” “VETS” and “VETSW,” respectively. Until May 29, 2008, our units, common stock and warrants traded on the OTC Bulletin Board under the symbols “PDXCU.OB,” “PDXC.OB” and “PDXCW.OB,” respectively.
Important Notice regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on July ___, 2009
Our 2009 proxy statement is available at http://www.petdrx.com/custom_content/878_investors.html.

Proposal 1: Election Of Directors
     Our board of directors currently consists of seven members. Each of our current directors was elected by our stockholders at the Annual Meeting of Stockholders in 2008 except for Zubeen Shroff who, upon the recommendation of the Nominating and Corporate Governance Committee, was appointed to the Board effective March 18, 2009 by our Board of Directors in accordance with the terms of that certain board voting agreement referenced below. Our board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated the six persons listed below to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2010 or until their successors are duly elected and qualified. Each of the nominees listed below is currently serving as a director. Detailed biographical and other information concerning each nominee for director is provided below. Each nominee is willing and able to serve as a director of Pet DRx. Gary Brukardt, who has served as one of our directors since September 25, 2008, has declined to stand for re-election in order to focus his attention on his duties as chairman and chief executive officer of Specialty Care Group Services, Inc.

Name	Age	Current Position with Pet DRx
Gene E. Burleson	68	Chairman of the Board and Chief Executive Officer
Richard Johnston	74	Director
Joel Kanter	52	Director
Richard O. Martin	69	Director
J. David Reed, DVM	60	Director and Senior Vice President of Operations
Zubeen Shroff	44	Director
BOARD VOTING AGREEMENT
     On January 4, 2008, a wholly-owned subsidiary of Echo Healthcare Acquisition Corp. (“Echo”) merged (the “Merger”) with and into XLNT Veterinary Care, Inc. (“XLNT”) and following the Merger Echo changed its name to Pet DRx Corporation and XLNT changed its name to Pet DRx Veterinary Group, Inc. (“PVGI”). In connection with the Merger, in January 2008, Pet DRx entered into a Board Voting Agreement with certain of our stockholders, pursuant to which such stockholders have agreed that for the three years following the Merger, they will each vote shares beneficially owned by them for the election to the Company’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the Chief Executive Officer of the Company or owns two percent or more of the Company’s fully diluted shares of common stock, (b) four designees named by the stockholder representatives designated by the former stockholders of PVGI (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as the Company’s non-executive Vice-Chairman and (c) four designees named by Pet DRx’s initial stockholders, one of whom shall include Gene Burleson (who shall serve as the Chairman of the Company’s board of directors).

Our Board of Directors recommends a vote “FOR” the election
of each of the nominees for director named above.

NOMINEES FOR OUR BOARD OF DIRECTORS
     GENE E. BURLESON, the Company’s Chairman of the Board, has served as a director of the Company since its formation in June 2005. Mr. Burleson has served as interim Chief Executive Officer of the Company since September 25, 2008. Mr. Burleson also served as the Chief Executive Officer of the Company from its formation in June 2005 until it merged with PVGI. Mr. Burleson served as Chairman of the board of directors of Mariner Post-Acute Network, Inc., an operator of long-term care facilities, from January 2000 to June 2002. Mr. Burleson also served as Chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson also served on the board of directors of Deckers Outdoor Corporation (Nasdaq:DECK), an outdoor shoe company, where he served from 1993 until 2008; and Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations from 2004 to 2008. Mr. Burleson currently serves on the board of directors of SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals. In addition, Mr. Burleson is involved with several private companies, including Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; and Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital based physicians. Mr. Burleson served as Chairman of the board of directors of GranCare (formerly an NYSE listed company) from 1989 to 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare from 1990 to 1997. Upon completion of the merger of GranCare’s pharmacy operations with Vitalink Pharmacy Services, Inc. in 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. (formerly an NYSE listed company). Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services, Inc. in 1997. From 1986 to 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of American Medical International (AMI), one of the largest owners and operators of acute care hospitals in the nation. Based in London from 1981 to 1986, Mr. Burleson served as Managing Director of AMI’s international operations. Mr. Burleson graduated from East Tennessee State University with a Bachelor of Science in accounting and earned an M.B.A. in 1972.
     RICHARD JOHNSTON, has served as a director of the Company since January 4, 2008. Mr. Johnston served as a director of PVGI from February 2006 until the Merger. Mr. Johnston has been a Managing Member of Camden Partners Holdings, LLC since February 2002. Mr. Johnston has over 40 years of investment experience and is focused primarily on investments in the health care sector. He serves as Chairman of the Boards of Atricure, Inc. (Nasdaq:ARTC), Biomedical Enterprises, Inc., and Picis, Inc., and as a Director of Liposcience, Inc., Lombard Medical Technology PLC (LON AIN: LMT), Medivance, Inc. and Wedmedx, Inc., all of which are Camden Portfolio companies. Previously, Mr. Johnston was Vice President of Investments and a Director of The Hillman Company, an investment holding company with diversified operations, where he was employed from 1961 to 2000. Beginning in June 1970, he was responsible for deal origination and investor representative relations with numerous private equity financings, including HBO, Medical Care International and Rehab Services among many others in healthcare; Dial Page, Nextel, and Brooks Fiber among many others in telecommunications services together with a variety of other investments in capital goods, financial services, and transportation. Additionally, Mr. Johnston managed marketable securities portfolios for Hillman entities, including small-cap portfolios, and originated and/or monitored limited partnership holdings in numerous private equity funds including Brentwood Associates, Kohlberg Kravis Roberts, Columbia Capital, Technology Crossover and Crosslink. He has been an Advisor to several private equity funds, including Bridge Capital, Health Care Capital Partners and T. Rowe Price Threshold Funds. He was Chairman of the Boards of The Western Pennsylvania Hospital from 1979 to 1999 and The Western Pennsylvania Healthcare System from 1984 to 2000, and was Chairman of the Board of West Penn Allegheny Health

System upon its founding in 2000. Mr. Johnston earned a Bachelor of Science from Washington and Lee University and an M.B.A. from The Wharton School, University of Pennsylvania.
     JOEL KANTER, has served as a director of the Company since its formation in June 2005. Mr. Kanter served as a director of PVGI from 2005 until the Merger. Mr. Kanter served as Echo’s President and Secretary since its formation in June 2005 until the Merger, and has served as President of Windy City, Inc., a privately-held investment firm, since 1986. From 1995 to 1999, Mr. Kanter served as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (formerly listed on Nasdaq). Walnut Financial’s primary business focus was the provision of different forms of financing to small businesses. Walnut Financial accomplished this objective by providing equity financing to start-up and early stage development companies, bridge financing and factoring services to small and medium-sized companies, and by providing later stage institutional financing to more mature enterprises through an institutional fund it ran for the Teachers Retirement System of Illinois. Over the course of its 13 year history, Walnut Financial provided financing to over 300 companies, including many that became well known ventures including Plax Mouthwash (Oral Research Laboratories), Sonicare Toothbrushes (Optiva Corp.), the first manufacturer of Global Positioning System devices (Magellan Corp.), the largest and only nationwide Preferred Provider Organization (First Health), what became the country’s fifth largest nursing home company (GranCare), and the third largest U.S. institutional pharmacy company (Vitalink Pharmacy Services, Inc.). Walnut Financial was acquired by THCG, Inc. in 1999. From 1985 through 1986, Mr. Kanter served as Managing Director of The Investors’ Washington Service, an investment advisory company specializing in providing advice to large institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Clients included Amoco Oil, AT&T, Bankers Trust, Chase Manhattan Bank, General Motors and J.C. Penney. Mr. Kanter serves on the board of directors of several public companies including I-Flow Corporation (Nasdaq:IFLO), Magna-Lab, Inc. (OTC Bulletin Board:MAGLA.OB) and WaferGen BioSystems (OTCBB:WGBS.OB), which manufactures and sells systems for gene expression, genotyping and stem cell research for the life sciences pharmaceutical and drug discovery industry. Mr. Kanter served on the Board of Encore Medical Corporation (Nasdaq: ENMC) prior to its going-private merger led by Blackstone in November 2006. Mr. Kanter also serves on the board of directors of several private companies; DTS America f/k/a Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology, where he has served since 1989; MathMastery, Inc., a company that develops homework help products for the educational market; and Prescient Medical, Inc. an early stage company seeking methods to identify and treat vulnerable plaque in cardiology patients. He is the past President of the Board of Trustees of The Langley School in McLean Virginia and a current Trustee at the Georgetown Day School in Washington, D.C. Mr. Kanter graduated from Tulane University in 1978 with a Bachelor of Science in Psychology and a Bachelor of Arts in Political Science.
     RICHARD O. MARTIN, PHD, has served as a director of the Company since its formation in June 2005. Dr. Martin retired in 2001 as President of Medtronic Physio-Control Corp. (NYSE:MDT), the successor company to Physio-Control International Corporation, the worldwide leader in external defibrillation, monitoring and noninvasive pacing devices. Dr. Martin became President of Physio-Control International Corporation in 1991 when Physio-Control International Corporation was part of Eli-Lilly (NYSE:LLY). During his tenure at Physio-Control International Corporation, Dr. Martin instituted company-wide quality improvement programs, rebuilt the management team after separation from the company’s pharmaceutical parent, and was instrumental in taking the company public in 1995. In September 1998, Physio-Control International Corporation merged with Medtronic, Inc. Previously, Dr. Martin was with Sulzermedica, Inc., where he was Vice President of Cardiovascular Business Development. Prior to that, he held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and Chief Operating Officer of that company in 1985. Dr. Martin also served as Director, President and Chief Operating Officer of Positron Corporation

during 1989 and 1990. Before joining the corporate world, he taught at Christian Brothers College and the University of Tennessee. Dr. Martin served on the board of directors of the Northwest affiliate of the American Heart Association and was its Chairman from 1997 to 1999. He served on the board of directors of the Medical Device Manufacturers Association and was its Chairman from 1996 to 1998. He served as a board member of the Washington Council of AeA (formerly American Electronics Association), the U.S.’s largest trade association representing the high tech industry, from 1991 to 2001 and as AeA’s national chairman during 2000 through 2001. Dr. Martin currently serves on the boards of directors of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors, where he has served since 1997; Inovise Medical, a company that develops and markets advanced electrocardiographic systems, where he has served since 2001; Cardiac Dimensions, an early stage company that develops minimally invasive tools for mitral valve repair, where he has served since 2001; and Prescient Medical, an early stage company developing diagnostic and therapeutic products designed to prevent heart attacks caused by vulnerable plaque. Dr. Martin also served on the board of directors of Encore Medical Corporation prior to its merger with Blackstone in November 2006. Dr. Martin received his BSEE in 1962 from Christian Brothers College; MSEE in 1964 from Notre Dame; and PhD in Electrical Engineering in 1970 from Duke University.
     J. DAVID REED, DVM, has served as a director of the Company since January 4, 2008. Dr. Reed served as a director of PVGI since October 2004 until the Merger and served as Secretary of PVGI from October 2004 until June 2007. Dr. Reed has served as Senior Vice President of Operations of the Company since September 25, 2008 and as the Director of PVGI’s Hospital Operations for Northern California since October 2004. From 1999 until October 2004, Dr. Reed served as owner and medical director of Lawrence Pet Hospital in Santa Clara, California, which he opened in 1999. In 1998, Dr. Reed purchased Bascom Animal hospital. From 1992 until 1996, Dr. Reed served as Medical Director of Pets’ Rx, including following VCA Antechs’ purchase of Pets’ Rx in 1996, where he served as liaison between the corporation and practitioners until 1998. In 1980, Dr. Reed became a practice-owner when he took over a multi-doctor practice in Los Gatos, California, which was purchased by Pets’ Rx in 1992. At the same time, Dr. Reed served as president of the Santa Clara County Veterinary Medical Association from January 1980 until December 1980. Dr. Reed received his Doctor of Veterinary Medicine from the University of Illinois in 1972.
     ZUBEEN SHROFF, has served as a director of the Company since March 18, 2009. Mr. Shroff previously served as the Vice Chairman of the Board of the Company from January 2008 to December 17, 2008. From February 2006 until the merger of the Company with and into Pet DRx Veterinary Group, Inc., f/k/a XLNT Veterinary Care, Inc. (“PVGI”) on January 4, 2008 (the “Merger”), Mr. Shroff served as a director of PVGI. Mr. Shroff served as Chairman of the Board of PVGI from March 8, 2007 until the effective date of the Merger. Mr. Shroff has served as Managing Director of Galen Partners, a healthcare private equity firm founded in 1990, since 1998. Mr. Shroff joined Galen in 1997 from The Wilkerson Group, where he was a Principal with a client base including pharmaceutical, diagnostics, device and biotech companies, plus a select number of venture capital firms Prior to joining The Wilkerson Group, Mr. Shroff worked at Schering-Plough France, a manufacturer of healthcare products and medicines, where he directed the marketing and Phase IV clinical development of the company’s high-growth biotech business. Mr. Shroff received a BA in Biological Sciences from Boston University and an MBA from the Wharton School, University of Pennsylvania. Mr. Shroff is currently serving as a director of the following companies: ONI Medical Systems, Aperio Technologies, National Rehab Equipment, Inc. and Tactile Systems Technology, Inc. Mr. Shroff has previously served as a director of the following companies: Cognia, Inc., Encore Medical Corporation, Essential Group, Inc., and Lumenos, Inc. Additionally, Mr. Shroff is an Executive Committee Member of Boston University’s Medical School Advisory Board and is Chairman of the Westchester Medical Center Foundation Board.

Corporate Governance
     Our business and affairs are managed under the direction of our board of directors, which is Pet DRx’s ultimate decision-making body except with respect to those matters reserved to our stockholders. Our board’s mission is to maximize long-term stockholder value. Our board establishes our overall corporate policies, and selects and evaluates our senior management team, which is charged with the conduct of our business and acts as an advisor and counselor to senior management. Our board also oversees Pet DRx’s business strategy and the performance of management in executing our business strategy and managing our day-to-day operations.
     How many times did our Board meet during 2008?
          Our board of directors held eighteen meetings during 2008 and took two action(s) by unanimous written consent. During 2008, each of our incumbent directors attended at least 75% of the total number of meetings of our board of directors and any Board committee on which he or she served (held during the period in which such director served).
     Do we have a policy regarding our Board’s attendance at our Annual Meeting of Stockholders?
          No. We do not have a policy requiring the members of our Board to attend our Annual Meeting of Stockholders.
     What committees has our board of directors established?
          Our board of directors has established three separately designated standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at http://www.petdrx.com/custom_content/880_governance.html, and you may obtain a printed copy of these charters by sending a written request to: General Counsel, Pet DRx Corporation, 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027.

The following chart reflects the current membership of each of our Board’s committees:

Nominating
and
Corporate
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
Gary A. Brukardt	*	*	*

Joel Kanter	**		*

Richard Johnston		**

Richard Martin	*	*	**

*	Member

**	Chair
          Audit Committee. The Audit Committee appoints and retains the firm selected to serve as our independent auditors and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors our annual audit and annual financial statements; oversees our internal accounting controls; pre-approves all non-audit services to be performed by the independent auditors, if any; and considers the effect of such performance on the auditor’s independence. The current members of the Audit Committee are Joel Kanter (Chair), Gary A. Brukardt, and Richard Martin. Our board of directors has determined that each of Messrs. Brukardt, Kanter and Martin satisfies the independence and financial literacy and expertise requirements under SEC rules, Nasdaq Stock Market rules and regulations and our Audit Committee Charter. In addition, the Board has determined that each of Messrs. Brukardt, Kanter and Martin is an “audit committee financial expert,” as the SEC has defined that term in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee held five meetings during 2008 and took one action by unanimous written consent during 2008. Our Board has adopted a written charter for this committee setting out the functions that this committee is to perform.
          Compensation Committee. The Compensation Committee primarily assists our Board in fulfilling its responsibilities relating to general compensation policies and practices and the compensation of our directors and executive officers. The Compensation Committee also administers our incentive compensation plans and equity-based plans. In discharging its responsibilities, the Compensation Committee (1) establishes competitive strategies and compensation policies and programs for employees of the Company to provide incentives for delivery of value to the Company’s shareholders, including but not limited to administration of the incentive compensation plans and equity-based plans; (2) establishes competitive policies to attract, hire, retain and motivate high quality directors and executive officers, with the objective of aligning the total compensation of senior executives with our business and the best interests of our shareholders; (3) discharges its oversight responsibilities with respect to legal compliance aspects of our compensation practices and policies; and (4) oversees the disclosures with respect to executive compensation in our annual proxy statement and other securities filings. The current members of the Compensation Committee are Richard Johnston (chair), Gary A. Brukardt, and Richard Martin. Our Compensation Committee was formed in 2008 in connection with the Merger. Our board of directors has determined that Messrs. Brukardt, Johnston, and Martin are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. During 2008, the Compensation Committee engaged W.N.B. Consulting as its outside compensation consultant. W.N.B. provides competitive information to the Compensation Committee regarding director compensation, including benchmarking of peer practices and general industry best practices. Our Compensation Committee held six meetings during 2008 and took no action by unanimous written consent during 2008. Our Board has adopted a written charter for this committee setting out the functions that this committee is to perform.
          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assisting, identifying and recommending qualified candidates for director nominees to the board, leading the board in its annual review of the board’s performance and recommending corporate governance standards to the board. The current members of the Nominating and Corporate Governance Committee are Richard Martin, Gary Brukardt and Joel Kanter. The Company’s board of directors has determined that each of Messrs. Martin, Brukardt and Kanter is “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. Our Nominating and Corporate Governance Committee held five meetings during 2008 and took no action by unanimous written consent during 2008. Our board of directors has adopted a written charter for this committee setting out the functions that this committee is to perform.
     Is a majority of our Board independent under the listing requirements of the Nasdaq Stock Market?
          Yes. Our board of directors, which consists of seven persons, has determined that Messrs. Brukardt, Kanter, Johnston, and Martin are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market. In making these determinations, our Board considered the relationships described under “What related person transactions occurred in 2007 and 2008?” below. In addition, the Board considered the relationship of Mr. Kanter’s service as Pet DRx’s President and Secretary from its formation until the date of the Merger. The relationship did not violate Nasdaq listing standards, and the Board affirmatively determined that such relationship would not impact the independence of the applicable director.
     Can our stockholders communicate with our directors?
          Yes. Any stockholder wishing to communicate with our board of directors, a particular director or the chair of any committee of the board of directors may do so by sending written correspondence to our principal executive offices, c/o General Counsel. All such communications will be delivered to the board of directors or the applicable director or committee chair.
     How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?
          The Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need in the Board, and concern for the long-term interests of the stockholders. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed, because we are currently party to a Board Voting Agreement with certain of our stockholders which provides that certain stockholder groups have the right to designate certain nominees to be our directors.

     Does Pet DRx have a code of ethics?
          Yes. We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. A copy of our code of conduct and ethics is filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2007, and we will also send a copy of such code of conduct and ethics to you upon written request. If we make any substantive amendments to our code of conduct and ethics which apply to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions or if we grant any waiver, including any implicit waiver, from a provision of the code of conduct and ethics to our officers or to the persons listed directly above, we will disclose the nature of the amendment or waiver on our website at www.petdrx.com or in a report filed on Form 8-K following such amendment or waiver.
     Does the Board have a policy with regard to related person transactions?
          Yes. All related person transactions are reviewed and pre-approved or ratified by our Audit Committee pursuant to our written policy. In general, a related person transaction is defined as any transaction in excess of $120,000 and outside the ordinary course of business in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: our executive officers, our directors, beneficial holders of more than 5% of our securities, and immediate family members of any of the foregoing persons.
     What related person transactions occurred since January 1, 2007?
          In connection with obtaining stockholder approval of the Merger and the related merger agreement, the merger proposal required that holders of less than 20% of the shares of Pet DRx’s common stock issued in Pet DRx’s initial public offering (approximately 1.4 million shares) vote against the merger and demand conversion of their shares into a pro rata portion of Pet DRx’s trust fund established in connection with Pet DRx’s initial public offering. Prior to the completion of the Merger, Pet DRx believed that holders of approximately 4.3 million shares of Pet DRx’s common stock had either delivered proxy cards indicating a vote against the merger proposal or had advised Pet DRx and its advisors that they intended to vote against the merger proposal and demand conversion of their shares. However, certain investors expressed interest in purchasing outstanding shares of Pet DRx common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of the Merger. These investors indicated that any purchases would be conditioned upon receiving additional shares of Pet DRx’s common stock or options to purchase additional shares of Pet DRx’s common stock from Pet DRx’s founders or shares of PVGI common stock which would be exchanged for Pet DRx’s common stock upon the completion of the Merger. The Pet DRx founders delivered or caused to be delivered to the various investors an aggregate of 605,343 shares of Pet DRx’s stock or options to purchase shares of Pet DRx’s common stock and PVGI issued 416,728 shares of PVGI common stock which were exchanged for 321,297 shares of Pet DRx’s common stock as a result of the Merger. Each option to purchase Pet DRx’s common stock provided by the Pet DRx founders has an exercise price of $0.0001 per share. These options were not exercisable until the underlying shares were released from the escrow established at the time of Pet DRx’s initial public offering and the expiration of any applicable lock-up agreements. The options have a term of one year from the date on which they become exercisable. The investors are also entitled to certain demand and piggyback registration rights that were granted to the Pet DRx founders in respect of their shares issued prior to Pet DRx’s initial public offering. Certain of the Pet DRx founders also agreed to provide limited make-whole protection as well as personal guaranties in the event the value of the shares acquired by an investor falls below a negotiated level based on the investor’s average per share basis as well as expense reimbursement in the form of a put option covering 100,000 shares of Pet DRx common stock at a price of approximately $7.50 per share, subject to adjustment. Pet DRx also paid advisory fees to certain investment banks that facilitated the transactions with the investors. In connection with the foregoing transactions, the investors acquired 3,181,050 shares of Pet DRx’s common stock in privately negotiated transactions with various Pet DRx stockholders who were stockholders of Pet DRx as of the November 7, 2007 record date for Pet DRx’s Special Meeting of Stockholders and who had voted against the Merger and submitted their shares for conversion into a pro rata share of Pet DRx’s trust fund established in connection with Pet DRx’s initial public offering. These shares were purchased at approximately $8.10 per share as a result of such negotiations which price approximated the per share amount that would be received upon conversion of such shares.
          Pet DRx had a limited recourse revolving line of credit (the “Line of Credit”) from certain of its founding stockholders and directors. Under the Line of Credit, Pet DRx may have had up to $1,500,000 of outstanding borrowings at any time. The Line of Credit bore interest at a rate equal to the rate of interest paid on the funds held in Pet DRx’s trust account and had no recourse against the funds in the trust account. Outstanding borrowings of $1,005,813 were paid upon consummation of the Merger.
          Pet DRx agreed to pay Windy City, Inc., an affiliated third party of which Joel Kanter is the President and a director, an administrative fee of $7,500 per month, $5,500 of which was deferred until the completion of the Merger, from March 22, 2006 through the completion of the Merger. Upon the completion of the Merger, an amount of $118,919 was paid to Windy City pursuant to this agreement. Prior to the Merger, Joel Kanter was a director of PVGI and both President and a director of Pet DRx. Mr. Kanter no longer serves as President of Pet DRx but continues to serve as a director.
          In December 2007, Steven T. Johnson, who at the time of the transaction was the President, Chief Operating Officer and a director of PVGI and the President, Chief Operating Officer and a director of Pet DRx, purchased 500 shares of Series B preferred stock of PVGI at a purchase price of $4.50 per share. These Series B shares converted into 38,550 shares of Pet DRx’s common stock in the Merger. Mr. Johnson resigned as President, Chief Operating Officer and a director of PVGI and Pet DRx effective December 31, 2008.
          On September 26, 2007, Galen Partners IV, L.P. received a warrant to purchase 80,500 shares of common stock of PVGI with an exercise price of $4.75 for consulting services rendered on behalf of PVGI in connection with the Merger. Pursuant to the terms of the Merger, this warrant now represents the right to purchase 62,066 shares of Pet DRx’s common stock with an exercise price of $6.16. Galen Partners IV, L.P., Galen Partners International IV, L.P., and Galen Employee Fund IV, L.P. (collectively, the “Galen entities”) were greater than 5% shareholders of PVGI at the time and are greater than 5% shareholders of Pet DRx, and Zubeen Shroff, a director of PVGI until the date of the Merger and a director of Pet DRx, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.
          Commonwealth Associates LP was the placement agent for the private placement by PVGI in February 2007 of 32,434 shares of Series B convertible preferred stock for net cash proceeds of $13.6 million, as well as a term loan of $12.0 million obtained from Fifth Street Mezzanine Partners II, L.P. and received a fee for their services rendered in such transactions. As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom a director of PVGI until the date of the Merger and a director of Pet DRx at the time of the transaction, received a portion of such fees in an aggregate amount of $567,370 in cash.
          In addition, Commonwealth Associates LP provided general advisory services to Pet DRx during 2007 and 2008 and received a fee for their services rendered. As a shareholder and employee of Commonwealth Associates, Keith Rosenbloom, a director of Pet DRx at the time of the transaction, received a portion of such fees in the amount of approximately $25,000.
          On February 1, 2007, as part of a bridge investment with a limited group of sophisticated investors, which included certain parties with pre-existing relationships, PVGI issued 3,545 shares of

Series B preferred stock to Camden Partners Strategic Fund III, L.P. and Camden Strategic Partners Fund III-A, L.P. (collectively, the “Camden entities”) and 3,545 shares of Series B preferred stock to the “Galen entities, each at an effective purchase price per share of $423.20 per share. This effective purchase price reflected PVGI’s decision to grant a reduction in the purchase price of $460 per share and a waiver of the placement agent fees by the placement agent with respect to the sale of such shares in return for immediate funding to enable PVGI to consummate a number of significant and strategic acquisitions of veterinary hospitals. The Camden entities were greater than 5% shareholders of PVGI at the time and are greater than 5% shareholders of Pet DRx, and Richard Johnston, a director of PVGI until the date of the Merger, serves as a managing member of Camden Partners Holdings, LLC, which serves as the general partner of the Camden entities. The Galen entities were greater than 5% shareholders of PVGI at the time and are greater than 5% shareholders of Pet DRx, and Zubeen Shroff, a director of PVGI until the date of the Merger, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.
          On February 13, 2007, the Camden entities purchased an additional 1,579 shares of PVGI Series B preferred stock at a purchase price of $475 per share.
          On November 3, 2008, Pet DRx entered into an agreement with Commonwealth Associates LP, pursuant to which Commonwealth Associates LP was retained as Pet DRx’s financial advisor to provide financial advisory services and other investment banking services to Pet DRx. Pet DRx will pay Commonwealth Associates LP a placement fee in the amount of $300,000 in connection with the $6,500,000 private placement described below. Keith Rosenbloom, who served as a director of Pet DRx until November 18, 2008, may receive a portion of such fee.
          On January 21, 2009, Pet DRx agreed to issue and sell in a private placement an aggregate of up to $6,500,000 of its 12% senior secured convertible notes (“Senior Notes”), together with warrants (“Warrants”) to purchase up to 15,000,000 shares of Pet DRx’s common stock to certain investors. The private placement was consummated in three separate closings which occurred on January 21, 2009, February 4, 2009 and March 27, 2009. The investors participating in the private placement included, among others, Gene E. Burleson, the Chief Executive Officer and a director of Pet DRx who purchased $350,000 in Senior Notes and received 807,692.20 Warrants, Harry L. Zimmerman, the Chief Financial Officer of Pet DRx who purchased $50,000 in Senior Notes and received 115,384.60 Warrants, Dr. J. David Reed, the Senior Vice President of Operations and a director of Pet DRx who purchased $25,000 in Senior Notes and received 57,692.30 Warrants, Galen Partners and Camden Partners which collectively purchased $3,000,000 in Senior Notes and received 6,923,076.92 Warrants, Chicago Investments, Inc. which purchased $312,500 in Senior Notes and received 721,153.75 Warrants, Kanter Family Foundation which purchased $62,500 in Senior Notes and received 144,230.75 Warrants, Wynnefield Partners Small Cap Value LP and Wynnefield Partners Small Cap Value LP I (collectively, “Wynnefield Partners”) which collectively purchased $500,000 in Senior Notes and received 1,153,846 Warrants, Knott — Good Steward Trading Co. S.P.C., Knott — Knott Partners L.P., Knott — Knott Partners Offshore Master Fund L.P., Knott — Mulsanne Partners, L.P. and Knott — Shoshone Partners, L.P. (collectively, “Knott Partners”) which collectively purchased $500,000 in Senior Notes and received 1,153,846 Warrants. The Camden Partners entities are greater than 5% shareholders of Pet DRx, and Richard Johnston, a director of Pet DRx, serves as a managing member of Camden Partners Holdings, LLC, which serves as the general partner of the Camden entities. The Galen Partners entities are greater than 5% shareholders of Pet DRx and Zubeen Shroff, a director of Pet DRx, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Joel Kanter, a director of Pet DRx, is the President of the Kanter Family Foundation and his brother is the President and a director of Chicago Investments, Inc. Wynnefield Partners and Knott Partners are greater than 5% shareholders of Pet DRx.

Audit Committee Report
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
          The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management of the Company and has furnished the following report for inclusion in this proxy statement.
          Management is responsible for designing and maintaining the Company’s internal control over financial reporting and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expertise or special assurance as to the Company’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
          The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2008 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, as amended, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also reviewed, and discussed with management and the independent accountants, management’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
          The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning its independence. The Audit Committee concluded that the independent accountant’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with independent accountant’s independence.
          Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
Audit Committee:
Joel Kanter (Chair)
Gary A. Brukardt
Richard Martin

Proposal 2: Ratification of the selection of Our Independent Registered Public
Accounting Firm
     The Audit Committee of our board of directors has selected SingerLewak LLP as our independent registered public accounting firm for the year ending December 31, 2009. SingerLewak LLP has served us in this capacity since January 7, 2008. If the selection of SingerLewak LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of SingerLewak LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.
     SingerLewak LLP audited our books and accounts for the fiscal year ended December 31, 2007 and Eisner LLP, an independent registered public accounting firm, audited our books and accounts for the fiscal year ended December 31, 2006. In connection with the completion of the Merger, on January 7, 2008, the Audit Committee of our board of directors selected SingerLewak LLP as our principal independent accountant and auditor and dismissed Eisner as of such date. SingerLewak LLP served as PVGI’s principal independent accountant and auditor from February 2006 until the Merger.
     Eisner’s report on our financial statements for the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2006 and December 31, 2007 and through January 7, 2008 there were no disagreements between us and Eisner LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Eisner’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
     We provided Eisner with a copy of the foregoing disclosures. A copy of Eisner’s letter, dated January 7, 2008, stating whether or not it agrees with such statements, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed January 10, 2008.
     During the two fiscal years ended December 31, 2006 and December 31, 2007 and through January 7, 2008, we (i) did not consult SingerLewak LLP with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Item 304 of Regulation S-K, other than consultations by PVGI in the context of PVGI’s existing audit engagement of SingerLewak LLP, and (ii) have not had any disagreement with SingerLewak LLP regarding any of the matters described in Item 304(a)(2) of Regulation S-K. The Company asked that SingerLewak LLP review the information set forth above.

Our Board of Directors recommends a vote “FOR” the ratification of the selection of SingerLewak
LLP as our independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2009.

Independent Registered Public Accounting Firm
Audit Fees
Audit Fees, Audit Related Fees, Tax Fees and Other Fees
     The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by SingerLewak LLP and Eisner LLP:

	Fiscal		Fiscal
	2008		2007
Audit Fees(1)		$613,000		$493,000
Audit Related Fees(2)	$		$
Tax Fees(3)	$		$
All Other Fees(4)	$		$

Total Fees		$613,000		$493,000

(1)	For the fiscal years ended December 31, 2008 and 2007, SingerLewak, our principal accountant for 2008, billed fees of $603,000 and $325,000, respectively for the services they performed throughout those years, including audit work performed in connection with services provided for privately-held PVGI prior to the merger, which is now our wholly-owned subsidiary, the preparation of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and a review of our financial statements included in our Form 10-Qs during 2008.During the fiscal year ended December 31, 2008 and 2007, Eisner LLP, our principal accountant for 2007, billed fees of $10,000 and $168,000, respectively for the services they performed throughout those years, including audit work performed in connection with the preparation of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, a review of our financial statements included in our Form 10-Qs during 2007 and a review of our financial statements included in the Registration Statement on Form S-4, as amended, filed on November 8, 2007.

(2)	During 2008and 2007, neither Singer Lewak nor Eisner rendered assurance and related services reasonably related to the performance of the audit or review of financial statements and, consequently, did not bill the Company for any audit-related fees.

(3)	During 2008 and 2007, neither SingerLewak nor Eisner rendered services to us for tax compliance, tax advice and tax planning and, consequently, did not bill the Company for any tax fees.

(4)	During 2008 and 2007, there were no fees billed for products and services provided by SingerLewak or Eisner other than those set forth above.
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
 Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Proposal 3: Approval Of The Issuance Of Common Stock Upon Conversion Of Senior
Notes And Exercise Of Financing Warrants
          The following description of the principal terms of the Company’s private placement and issuance of its Senior Notes and Warrants is only a summary. Stockholders are urged to carefully read the complete text of the forms of the Senior Notes and Warrants that are exhibits to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 27, 2009.
Introduction
          On January 21, 2009, the Company entered into a securities purchase agreement with the investors identified on the schedules thereto, pursuant to which it issued and sold in a private placement an aggregate of $6,500,000 in principal amount of its senior secured convertible notes (the “Senior Notes”) together with warrants (the “Warrants”) to purchase up to 15,000,000 shares of its common stock. Pursuant to the terms of the securities purchase agreement, the Company is required to obtain stockholder approval prior to the issuance of its common stock upon conversion of the Senior Notes or exercise of the Warrants. See “Proposal 3—Effect of Failure to Obtain Stockholder Approval of Proposal 3.”
The Private Placement
          The private placement of the Senior Notes and Warrants was completed in three separate closings occurring on January 21, 2009, February 4, 2009, and March 27, 2009. The following table sets forth, for each closing, the principal amount of the Senior Notes issued, the number of shares of the Company’s common stock issuable upon conversion of the Senior Notes and the number of shares of the Company’s common stock issuable upon exercise of the Warrants.

		Number of Shares	Number of Shares
		of Common Stock	of Common Stock
	Principal	Issuable upon	Issuable upon
	Amount	Conversion	Exercise
	of Senior Notes	of Senior Notes*	of Warrants*
First Closing	$3,000,000	300,000	6,923,076.92

Second Closing	$2,500,000	250,000	5,769,230.00

Third Closing	$1,000,000	100,000	2,307,693.08

Total	$6,500,000	650,000	15,000,000.00

*	Does not include an indeterminate number of additional shares of common stock issuable upon (i) the conversion of additional Senior Notes issued in satisfaction of the Company’s interest payment obligations and (ii) any adjustment made to the conversion price or exercise price in accordance with the terms of the Senior Notes and Warrants, respectively. See “Proposal 3—The Private Placement—Senior Notes” and “Proposal 3—The Private Placement—Warrants.”
The Company intends to use the net proceeds of the private placement to fund working capital, capital expenditures, repayment of indebtedness, potential acquisitions and general corporate purposes.

          Senior Notes. Following approval of Proposal 3, the Senior Notes will be convertible into the Company’s common stock at an initial conversion price of $10.00 per share. The Senior Notes bear interest at a rate of 12% per annum, which is required to be paid by increasing the principal amount of the Senior Notes semiannually beginning on June 30, 2009 by the amount of accrued interest thereon since (i) the date of initial issuance (in the case of the June 30, 2009 adjustment) and (ii) the date of the most recent semiannual adjustment (in the case of all other interest adjustments subsequent to the June 30, 2009 adjustment). All amounts outstanding under the Senior Notes will become due and payable on January 21, 2013. Repayment of the Senior Notes at maturity or, if accelerated upon the occurrence of an “event of default” (as defined in the Senior Notes), or any prepayment of the Senior Notes prior to maturity, will require, in addition to the repayment of the then-outstanding principal amount and accrued but unpaid interest, the payment of a premium of 184% of the original principal amount. The premium of 184% is not convertible into shares of common stock of the Company. In addition, the holders of the Senior Notes may require the Company to redeem the Senior Notes at the outstanding principal amount plus the nonconvertible premium and accrued and unpaid interest thereon to the date of redemption (i) upon the occurrence of a “change of control” (as defined in the Senior Notes), or (ii) if the Company fails to obtain stockholder approval of the issuance of the common stock underlying the Senior Notes and upon exercise of the Warrants on or before October 31, 2009. Accordingly, the amount due upon maturity, prepayment or mandatory redemption of the $6,500,000 principal amount of the Senior Notes currently outstanding will be approximately $18,460,000 after giving effect to such premium, plus accrued and unpaid interest thereon since the date of issuance.
          Warrants. Following approval of Proposal 3, the Warrants will be exercisable for shares of the Company’s common stock at an exercise price of $0.10 per share. If the Company subsequently issues additional common stock or common stock equivalents at an effective purchase price less than the then-applicable exercise price of the Warrants, the exercise price of the Warrants will be reduced to such lower price. The Company has the right to redeem the Warrants at any time for a per-Warrant redemption price equal to 12.5 times the exercise price then in effect, less the exercise price. If the Company’s stockholders do not approve the issuance of the Company’s common stock issuable under upon the Senior Notes and exercise of the Warrants on or before October 31, 2009, or if an “event of default” (as defined in the Senior Notes) occurs prior to the date of such approval, then the holders of the Warrants have the right to require redemption of the Warrants at a price per Warrant equal to the average market price of the Company’s common stock for the five trading days ending October 31, 2009, less the applicable exercise price (the “Mandatory Warrant Redemption Price”). The Warrants expire on January 21, 2016.
          Other Agreements. The Company’s obligations under the Senior Notes are secured by a lien on substantially all of the Company’s assets in favor of an affiliate of Galen Partners, as collateral agent for the investors in the private placement, pursuant to a security agreement and a pledge agreement each dated January 21, 2009. In addition, the Company entered into a Registration Rights Agreement with the investors in the private placement, pursuant to which the Company is required to register the shares of common stock issued upon conversion of the Senior Notes and exercise of the Warrants upon demand of the “Majority Holders” (as defined in the Registration rights Agreement) at any time after March 31, 2010, subject to customary limitations. A copy of the Registration Rights Agreement is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2009.
Why the Company Needs Stockholder Approval
          Because the Company’s common stock is listed on the Nasdaq Capital Market, it is subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635 (formerly Rule 4350) requires Nasdaq-listed issuers to obtain stockholder approval prior to any issuance of stock, other than a public offering for cash, at a price per share that is less than the greater of the per share book or market value of the stock, where the issuance or potential issuance of stock would equal 20% or more of the total number of shares of common stock outstanding immediately prior to the issuance or 20% or more of the total voting power outstanding immediately prior to the issuance.
          The closing bid prices per share of the Company’s common stock immediately prior to the first, second and third closings of the private placement were $0.39, $0.28 and $0.26, respectively, each of which is greater than the book value of the Company’s common stock. The $0.10 exercise price of the Warrants is less than the closing per share bid price of the Company’s common stock immediately prior to each closing of the private placement. In addition, the aggregate number of shares of the Company’s common stock potentially issuable upon exercise of the Warrants (without regard to any restrictions on exercise) exceeds 20% of the Company’s common stock outstanding on January 21, 2009, the date of the first closing. As a result, upon conversion of the Warrants, the Company could potentially issue shares of its common stock representing greater than 20% of the Company’s outstanding common stock and voting power for a price per share less than the greater of per share book or market value of the Company’s common stock. Accordingly, to comply with Nasdaq Marketplace Rule 5635 , the Company must obtain stockholder approval before issuing any shares of its common stock upon exercise of the Warrants.
          Nasdaq Marketplace Rule 5635 also requires Nasdaq-listed issuers to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Nasdaq may consider a number of factors in determining whether a change of control will occur as a result of a particular transaction, the most significant of which is an investor’s post-transaction ownership and/or voting power. Specifically, Nasdaq interpretations provide that the acquisition of 20% of the outstanding shares of the common stock (or securities convertible into or exercisable for shares of common stock representing more than 20% of the outstanding shares of the common stock) of an issuer by an investor or group of investors may be deemed a change of control of such issuer.
          The Senior Notes and Warrants each prohibit the Company’s issuance of shares of Common Stock upon conversion of the Senior Notes or exercise of the Warrants prior to stockholder approval of this Proposal 3. Furthermore, in the securities purchase agreement relating to the Senior Notes and Warrants, the Company agreed to seek stockholder approval of the issuance of shares of Common Stock upon the conversion of the Senior Notes and exercise of the Warrants at a meeting of the Company’s stockholders to be held no later than October 31, 2009. Because no shares of Common Stock are issuable under the Senior Notes or Warrants prior to stockholder approval of this Proposal 3, the issuance of the Senior Notes and Warrants is not a “change of control” under Nasdaq rules, and stockholder approval was not required to issue the Senior Notes and Warrants. However, the Company’s issuance of shares of Common Stock upon conversion of the Senior Notes and exercise of the Warrants may be deemed to constitute a “change of control” under Nasdaq Marketplace Rule 5635 (as described in greater detail below), for which stockholder approval is required. Approval of this Proposal 3 will constitute approval of any “change of control” deemed to occur in connection with the Company’s issuance of the Senior Notes, the Warrants, and the Common Stock issuable upon conversion of the Senior Notes and exercise of the Warrants.
          Prior to the first closing of the private placement, affiliates of Galen Partners, an investor in the private placement, held, in the aggregate, shared voting and investment power over 4,128,319 shares of the Company’s common stock and warrants to purchase 62,064 shares of the Company’s common stock, which constituted a beneficial ownership interest of 17.66% in the Company’s outstanding common stock. Pursuant to the private placement, the Company issued $2,000,000 principal amount of Senior Notes and Warrants to purchase 4,615,384.62 shares of its common stock to affiliates of Galen Partners, which resulted in an aggregate post-closing beneficial ownership interest for the affiliates of Galen Partners of 31.56% in the Company’s outstanding common stock. Consequently, the issuance of the shares of common stock upon exercise of the Warrants may result in a “change of control” under Nasdaq Marketplace Rule 5635. Accordingly, to comply with Nasdaq Marketplace Rule 5635, the Company must obtain stockholder approval before issuing any shares of its common stock upon exercise of the Warrants.
Interests of Certain Persons
          As previously reported in the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on January 27, 2009, February 10, 2009 and April 2, 2009, certain of our substantial stockholders, directors and executive officers, and persons who served as directors or executive officers during the Company’s last fiscal year, and affiliates of any of the foregoing, hold Senior Notes and Warrants as set forth in the table below. See “What related person transactions occurred since January 1, 2007” above. These persons may be deemed to have an interest in the approval of this Proposal 3 since their Senior Notes would not be convertible, and their Warrants would not be exercisable, for Common Stock if Proposal 3 is not approved by our stockholders.

		Number of Shares	Number of Shares
		of Common Stock	of Common Stock
	Principal	Issuable upon	Issuable upon
	Amount	Conversion	Exercise
	of Senior Notes	of Senior Notes*	of Warrants*
Gene Burleson	$350,000	35,000	807,692.20

Harry Zimmerman	$50,000	5,000	115,384.60

J. David Reed	$25,000	2,500	57,692.30

Richard Johnston (1)	1,000,000	100,000	2,307,692.30

Zubeen Shroff (2)	$1,997,146.93	199,714.69	4,608,800.61

Joel Kanter (3)	$375,000	37,500	865,384.50

Total	$3,797,146.93	379,714.69	8,762,646.51

*	Does not include an indeterminate number of additional shares of common stock issuable upon (i) the conversion of additional Senior Notes issued in satisfaction of the Company’s interest payment obligations and (ii) any adjustment made to the conversion price or exercise price in accordance with the terms of the Senior Notes and Warrants, respectively. See “Proposal 3—The Private Placement—Senior Notes” and “Proposal 3—The Private Placement—Warrants.”

(1)	Consists of $960,100.00 in Senior Notes and 2,215,615.38 Warrants purchased by Camden Partners Strategic Fund III, L.P. and $39,900.00 in Senior Notes and 92,076.92 Warrants purchased by Camden Partners Strategic Fund III-A, L.P. Mr. Johnston, a director of the Company, serves as a managing member of Camden Partners Strategic Manager, LLC, which serves as the managing member of the general partner of each of Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. Mr. Johnston disclaims beneficial ownership of the securities held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

(2)	Consists of $1,850,170.75 in Senior Notes and 4,269,624.81 Warrants purchased by Galen Partners IV, L.P. and $146,976.18 in Senior Notes and 339,175.80 Warrants purchased by Galen Partners International IV, L.P. Mr. Shroff, a director of the Company, serves as a managing member of the general partner of each of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Mr. Shroff disclaims beneficial ownership of the securities held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. except to the extent of his pecuniary interest therein.

(3)	Consists of (i) $312,500.00 in Senior Notes and 721,153.75 Warrants purchased by Chicago Investments, Inc. and (ii) $62,500.00, in Senior Notes and 144,230.75 Warrants purchased by the Kanter Family Foundation, an Illinois not-for-profit corporation. Mr. Kanter, a director of the Company, is the President of the Kanter Family Foundation and Mr. Kanter’s brother is the President and a director of Chicago Investments, Inc. Mr. Kanter disclaims beneficial ownership of the securities held by Chicago Investments, Inc. and the Kanter Family Foundation, except to the extent of his pecuniary interest therein.
Effect of Failure to Obtain Stockholder Approval of Proposal 3
          If the stockholders do not approve Proposal 3 in satisfaction of the Nasdaq Marketplace Rules, then (i) the Warrants may not be exercised for shares of the Company’s common stock and (ii) the Company will not receive the exercise proceeds associated with the exercise of the Warrants. Furthermore, if the stockholders do not approve Proposal 3 at the Annual Meeting, then the Board intends to continue to seek stockholder approval thereof at the Company’s expense. If stockholder approval of Proposal 3 is not obtained by October 31, 2009, then (x) the Majority Holders may accelerate the Senior Notes and (y) each holder of a Warrant shall have the right to force redemption at the Mandatory Warrant Redemption Price. Any acceleration or forced redemption could leave the Company with insufficient working capital to operate its business, which could force the Company to seek additional financing on terms that could materially and adversely affect the interests of its stockholders.
Effect of Stockholder Approval of Proposal 3
          If the stockholders approve Proposal 3, then (i) the Company shall have obtained stockholder approval in satisfaction of Nasdaq Marketplace Rule 5635 and (ii) the Company’s stockholders shall have authorized the issuance upon conversion of the Senior Notes and exercise of the Warrants of 15,650,000 shares of the Company’s common stock, plus an indeterminate number of additional shares as may become issuable under the Senior Notes and Warrants due to anti-dilution adjustments and under additional Senior Notes to be issued in satisfaction of the Company’s interest payment obligations.
          In addition, if the stockholders approve Proposal 3, the rights and privileges associated with the common stock issued or issuable under the Senior Notes and upon exercise of the Warrants will be identical to the rights and privileges associated with the common stock held by the Company’s existing stockholders, except that the holders of the common stock issued or issuable under the Senior Notes and upon exercise of the Warrants will have the contractual registration rights described above.

Our Board of Directors recommends a vote FOR the approval of the issuance of common stock upon conversion of senior notes and exercise of financing warrants.

Proposal 4: Approval Of The Amendment Of Our Restated Certificate Of
Incorporation To Effect A Reverse Stock Split Of Our Common Stock At One Of
Three Reverse Split Ratios
     Our Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to our Restated Certificate of Incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15 or 1-for-20, as will be selected by our Board of Directors following stockholder approval and prior to the time of filing such Certificate of Amendment with the Delaware Secretary of State. The total number of authorized shares would remain at 100,000,000, 90,000,0000 of which are common stock and 10,000,000 are preferred stock, which means that a reverse stock split would result in an increased number of authorized but unissued shares of our common stock. Pursuant to the law of our state of incorporation, Delaware, our Board of Directors must adopt any amendment to our Restated Certificate of Incorporation and submit the amendment to stockholders for their approval.
     The form of the proposed amendment to our Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A. The amendment will effect a reverse stock split of our common stock at one of three ratios to be selected by our Board of Directors following stockholder approval.
          Our Board of Directors, in its discretion, may elect to effect any one (but not more than one) of the three reverse split ratios upon receipt of stockholder approval, or none of them if our Board of Directors determines in its discretion not to proceed with the reverse stock split. We believe that the availability of the three alternative reverse split ratios will provide the Company with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which of the three alternative reverse stock split ratios to implement, if any, following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:
• the historical and the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;
• our ability to continue our listing on the Nasdaq Capital Market; and
• prevailing general market and economic conditions.
     To avoid the existence of fractional shares of our common stock, stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent.
     At the close of business on April 17, 2009, we had 23,660,460 shares of common stock issued and outstanding. The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by our Board of Directors. We do not expect the reverse stock split itself to have any economic effect on our stockholders, warrant holders, debt holders or holders of options, except to the extent the reverse stock split will result in fractional shares as discussed below.
Reasons for the Reverse Stock Split
     Our Board of Directors authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to meet the Nasdaq Capital Market’s price criteria for continued listing on that exchange. Our common stock is publicly traded and listed on the Nasdaq Capital Market under the symbol “VETS.” Our Board of Directors believes that, in addition to increasing the price of our common stock, the reverse stock split may also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and our stockholders’ best interests.
     Since November 19, 2008, we have failed to maintain the Nasdaq minimum closing bid price of $1.00 per share and could be subject to Nasdaq delisting procedures if such noncompliance is not rectified. The closing price of our common stock as reported on the Nasdaq Capital Market was $0.26 on April 15, 2009. Increasing the per share trading price of our common stock would help ensure the price is increased above, and remains above, the $1.00 bid price required by the applicable Nasdaq Capital Market listing standard. Although Nasdaq has waived the $1.00 bid price requirement through July 19, 2009, a purpose of the reverse stock split is to increase the stock price above $1.00 per share.
     In addition to bringing the price of our common stock back above $1.00, we also believe that the reverse stock split may make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.
     Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future.
          In addition to the reasons described above, the reverse stock split is intended to help avoid the acceleration of payment of certain of our convertible notes. Certain of the Company’s outstanding convertible notes provide that the holder may demand payment in full upon the delisting of its common stock from NASDAQ. If this occurs, holders of these convertible notes will be entitled to require us to pay the principal of the notes in full. In order to be able to pay these amounts, we might be required to seek additional financing. We can give no assurance that we would be able to obtain such financing, on favorable terms, or at all.
     Depending on the exact reverse stock split ratio chosen by our Board of Directors, the number of shares of common stock issued and outstanding would be reduced and the number of shares of authorized and unreserved common stock available for future issuance would be increased as follows as a result of the reverse stock split.

Shares of Pet DRx Common Stock*

		Authorized and Reserved
Reverse Split Ratio	Issued and Outstanding	for Issuance	Authorized and Unreserved
one-for-ten (1:10)	2,366,046	2,955,832	87,044,168
one-for-fifteen (1:15)	1,577,364	1,970,554	88,029,446
one-for-twenty (1:20)	1,183,023	1,477,916	88,522,084

*	Approximate range based on the number of shares of common stock is based on 23,660,460 shares outstanding as of May 1, 2009. The exact number would be determined by the number of outstanding shares on the date the reverse stock split was effected.
Effects of the Reverse Stock Split
          General
     If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our Board of Directors. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the Nasdaq Capital Market. Following the reverse stock split, our common stock will continue to be listed on the Nasdaq Capital Market under the symbol “VETS”.
     Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Our Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.
          Effectiveness of Reverse Stock Split
     The reverse stock split, if approved by our stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. However, the exact timing of the filing of the amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, our Board of Directors, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the reverse stock split.
     Effect on Warrants and Convertible Notes and Stock Options
     If the reverse stock split is effected, we expect the the conversion price at which our warrants and notes are convertible into common stock will be proportionately adjusted. Accordingly, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under our stock plans will be proportionately adjusted using the split ratio selected by our Board of Directors.
          Effect on Authorized but Unissued Shares
          As set forth above, the reverse stock split will increase the number of authorized but unissued and unreserved shares of common stock available for future issuance. Although the reverse stock split is not intended to have any anti-takeover effect, the Company’s stockholders should note that the availability of additional authorized and unissued shares of Common Stock could make any attempt to gain control of the Company or the Company’s Board of Directors more difficult or time consuming, and that the availability of additional authorized and unissued shares might make it more difficult to remove management. Although the Board of Directors currently has no intention of doing so, shares of Common Stock could be issued by the Board of Directors to dilute the percentage of Common Stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board of Directors or to meet the voting requirements imposed by applicable law with respect to a merger or other business combinations involving the Company.
          As described under “Board Voting Agreement” on page 6 above, the Company and certain of its stockholders have entered into an agreement regarding the composition of the Company’s Board of Directors. In addition, the Company has entered into executive employment agreements providing for severance payments in the event of termination following a change of control. See “Executive Compensation — Employment Agreements” on page 39 below. These agreements could limit any efforts to effect a takeover or otherwise gain control of the Company or the Company’s Board of Directors. The Company has no other plans, proposals or arrangements to issue the additional authorized shares of its common stock at this time, other than shares reserved for issuance in connection with outstanding convertible securities, warrants and equity compensation plans.
          Effect on Par Value
     The proposed amendments to our Restated Certificate of Incorporation will not affect the par value of our common stock, which will remain at $0.0001, or the par value of our preferred stock, which will remain at $0.0001.
          Reduction In Stated Capital
     As a result of the reverse stock split, upon the Effective Time, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.
          No Going Private Transaction

     Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
          Book-Entry Shares
     If the reverse stock split is effected, stockholders who hold uncertificated shares (i.e. shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will not need to submit Old Certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse split.
     Stockholders who hold uncertificated shares as direct owners will be sent a transmittal letter by our transfer agent and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.
          Exchange of Stock Certificates
     If the reverse stock split is effected, stockholders holding certificated shares (i.e. shares represented by one or more physical stock certificates) will be required to exchange their existing certificates (“Old Certificate(s)”) for new certificate(s) representing the appropriate number of shares of our common stock resulting from the reverse stock split (“New Certificates”). Stockholders of record upon the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the Effective Time, our transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for New Certificate(s).
YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.
     As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.
     Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Time to represent the number of full shares of our common stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.
     Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.
     No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.
          Fractional Shares
     We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by our Board of Directors will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all Old Certificate(s), in an amount in cash equal to the value of the fractional share of common stock based on the closing price of one share of Common Stock as of the Effective Time as reported by the Nasdaq Capital Market. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. Pet DRx will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.
     No Appraisal Rights
     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split or decrease in authorized shares described in this Proposal No. 4, and we will not independently provide our stockholders with any such rights.
          Certain Federal Income Tax Consequences of the Reverse Stock Split
     The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to (i) holders of our common stock that hold such stock as a capital asset for federal income tax purposes and (ii) to us. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This discussion does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.
     For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership) of shares of our common stock who is not a U.S. Holder.
          U.S. Holders
     The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period (i.e. acquired date) in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
     A U.S. Holder who receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the Effective Time.
     Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the reverse stock split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
          Non-U.S. Holders
     Non-U.S. Holders who exchange shares of our common stock pursuant to the reverse stock split generally should be subject to tax in the manner described above under “U.S. Holders,” except that any capital gain realized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock generally should not be subject to U.S. federal income or withholding tax unless:

• the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the U.S. for 183 days or more during the taxable year of the reverse stock split and meets certain other conditions;
• the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if certain income tax treaties apply, is attributable to a Non-U.S. Holder’s permanent establishment in the U.S.); or
• we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the Effective Time, or the period that the Non-U.S. Holder held the shares of our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.
     Individual Non-U.S. Holders who are subject to U.S. federal income tax because they are present in the United States for 183 days or more during the year of the reverse stock split will be taxed on their gain (including gain from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other Non-U.S. Holders subject to U.S. federal income tax with respect to gain recognized as a result of receiving cash in lieu of a fractional share of common stock generally will be taxed on such gain in the same manner as if they were U.S. Holders and, in the case of foreign corporations, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
     Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a Non-U.S. Holder pursuant to the reverse stock split if the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Our Board of Directors recommends that you vote FOR the amendment to our restated certificate of incorporation to effect a reverse stock split at one of three reverse split ratios, 1-for-10, 1-for-15
OR 1-for-20, as will be selected by our Board of Directors prior to the time of filing such certificate of amendment with the Delaware Secretary of State.

PROPOSAL 5: APPROVAL OF AMENDMENT TO THE
2007 PET DRX CORPORATION STOCK INCENTIVE PLAN
Introduction
          Our Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to the 2007 Pet DRx Corporation Stock Incentive Plan (the “2007 Stock Plan”) that would increase the number of shares of the Company’s common stock reserved for issuance under the 2007 Stock Plan by 2,500,000 shares to an aggregate of 5,200,000 shares (the “2007 Plan Amendment”).
          As of May 31, 2009, there are 2,700,000 shares of common stock reserved for issuance under the 2007 Stock Plan, options for 2,588,466 shares of common stock were outstanding under the 2007 Stock Plan, and no shares of common stock had been issued upon exercise of options granted under the 2007 Stock Plan.
          In connection with the Merger, the Company converted outstanding options to purchase XLNT Veterinary Care, Inc. common stock under the XLNT Veterinary Care Inc. 2004 Stock Option Plan (the “2004 Stock Plan”) into options to purchase shares of the Company’s common stock. As of May 31, 2009, there are 1,363,544 shares of common stock reserved for issuance under the 2004 Stock Plan and options for 891,631 shares of common stock were outstanding under the 2004 Stock Plan. Our Board of Directors has authorized the termination of the 2004 Stock Plan upon the approval and implementation of the 2007 Plan Amendment. Once terminated, no additional awards may be made under the 2004 Stock Option Plan; however, the validity of options issued and outstanding as of the termination date will not be affected.
          The 2007 Stock Plan provides the Company with flexibility to grant equity-based compensation to certain officers, employees, directors and consultants, providing them with a proprietary interest in the Company and giving the Company a means to attract and retain key personnel. See “The 2007 Stock Plan” below. The Board of Directors believes that the number of shares currently available under the 2007 Stock Plan is insufficient to accomplish these objectives. As a result, the Board of Directors is recommending that the stockholders vote “FOR” this Proposal 5.
          The approval and implementation of this Proposal 5 is independent of the approval and implementation of the reverse stock split described in Proposal 4 above. The following table sets forth the proposed share increase and the effect that the reverse stock split, if approved, will have on the total shares of the Company’s common stock reserved and available for future grant under the 2007 Stock Plan currently, and after giving effect to the 2007 Plan Amendment. Our Board of Directors has authorized the termination of the 2004 Stock Plan upon the approval and implementation of the 2007 Plan Amendment. Accordingly, the following table includes only shares reserved and shares available for future grant under the Company’s 2007 Stock Plan.

	2007 Stock Plan		2007 Plan Amendment
		Shares			Shares
	Total	available	Additional	Total	available
	Shares	for future	Shares	Shares	for future
	Reserved	grant(1)	Reserved	Reserved	grant(1)
Pre-reverse stock split	2,700,000	111,534	2,500,000	5,200,000	2,611,534
1-for-10 stock split ratio	270,000	11,153	250,000	520,000	261,153
1-for-15 stock split ratio	180,000	7,436	166,667	346,667	174,102
1-for-20 stock split ratio	135,000	5,577	125,000	260,000	130,577

(1)	Represents total shares reserved under the 2007 Stock Plan less shares issued or issuable upon exercise of outstanding options granted under the 2007 Stock Plan as of May 31, 2009.

          Pursuant to the terms of the 2007 Stock Plan and the rules of the Nasdaq Stock Market, the Company is required to obtain stockholder approval prior to amending the 2007 Stock Plan to increase the number of shares of the Company’s common stock available thereunder. See “The 2007 Stock Plan — Amendment or Termination.” The 2007 Plan Amendment does not modify, alter or revise any other term or provision of the 2007 Stock Plan as previously approved by the Company’s stockholders.
The 2007 Stock Plan
          The 2007 Stock Plan provides the Company with flexibility to grant equity-based compensation to certain officers, employees, directors and consultants for the purpose of giving them a proprietary interest in the Company and providing the Company with a means to attract and retain key personnel. The 2007 Stock Plan was originally approved by the Board of Directors on June 27, 2007 and by the Company’s stockholders on January 4, 2008.
          The following summary describes the material features of the 2007 Stock Plan. The summary is qualified in it is entirety by reference to the 2007 Stock Plan. Copies of the 2007 Stock Plan will be available at the Annual Meeting and may also be obtained by making a written request to the Company.
Eligibility
          Stock incentives may be granted to the Company’s officers, employees, directors and consultants, or those of any of its affiliates; provided, however, that an incentive stock option may only be granted to the Company’s employees or employees of its subsidiaries.
Administration
          Awards under the 2007 Stock Plan will be determined by a committee consisting of members of the Company’s Board of Directors appointed by the Board of Directors (the “Committee”). The Board of Directors may, by resolution, authorize one or more of its officers to do one or both of the following: (1) designate individuals (other than its officers or directors or officers or directors of its affiliates) to receive stock incentives under the 2007 Stock Plan, and (2) determine the number of shares of the Company’s common stock subject to any such stock incentives. Any such resolution must specify the total number of shares that may be awarded under such stock incentives within a specific time period.
Awards
          The 2007 Stock Plan permits the Committee to make awards of shares of the Company’s common stock and stock incentive awards. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of eligible persons.
          The 2007 Stock Plan permits the Committee to make awards of a variety of stock incentives, which include stock awards, restricted stock units, options to purchase shares of the Company’s common stock, stock appreciation rights, performance unit awards and dividend equivalent rights.
          The Committee, subject to the provisions of the 2007 Stock Plan, will determine the recipient of any stock incentive and the number of shares of the Company’s common stock as to which a stock incentive is granted. Stock incentives granted may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the 2007 Stock Plan. The exercise price of any option granted under the 2007 Stock Plan will not be less than the fair market value of a share of the Company’s common stock on the date of grant. The Committee may make the vesting or payment of stock incentives subject to certain performance goals. Performance goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, affiliate, department or function within the Company or an affiliate. Performance goals may also be described in terms of the Company’s performance relative to the performance of one or more companies selected by the Committee. The performance goals established by the Committee for any performance period under the 2007 Stock Plan will consist of one or more of the following:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	earnings per share and/or growth in earnings per share, before share-based payments;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	net income and/or growth in net income, before share-based payments;

•	revenue and/or growth in revenue in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on the Company’s common stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	market share in relation to target objectives;

•	economic value added;

•	stock price;

•	operating income;

•	earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization;

•	cost reduction goals; and

•	any combination of the foregoing.

          If the Committee determines, as a result of a change in the Company’s business, operations, corporate structure or capital structure, or the manner in which the Company conducts its business, or any other events or circumstances, that the performance goals are no longer suitable, the Committee may modify such performance goals or the related minimum acceptable level of achievement. The Committee may make such modification in whole or in part and it may apply the modification with respect to a period the Committee deems appropriate and equitable. The Committee may not, however, make a modification if such modification would result in the loss of the otherwise applicable exemption of the applicable stock incentive under Section 162(m) of the Internal Revenue Code.
          For so long as we are subject to Section 162(m) of the Internal Revenue Code, the maximum number of shares of the Company’s common stock with respect to which options, stock appreciation rights or other stock incentives that are intended to be performance-based may be granted during any fiscal year as to any eligible recipient shall not exceed 1,000,000 shares and the maximum aggregate dollar amount (determined as of the grant date) of performance unit awards that may be granted during any calendar year to an employee may not exceed $1,000,000. If an option is cancelled, the shares underlying the option will continue to count against the maximum number of shares that can be granted to an eligible recipient.
          Stock incentives generally shall not be transferable or assignable during a holder’s lifetime.
Options
          Options granted will have an exercise price not less than the fair market value of the Company’s common stock on the date that the option is awarded. At any time while the Company’s common stock is publicly traded, fair market value will be the closing price on the date of grant (or if the date of grant is not a trading day, the last trading day before the date of grant), or determined in such other manner as specified by the Committee. Except for adjustments in the event of a recapitalization or similar event, the option exercise price may not be reduced after the date of grant of an option.
          The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of the Company’s common stock, or, for so long as the Company’s common stock is publicly traded, to be satisfied through a cashless exercise executed through a broker or by having a number of shares of the Company’s common stock otherwise issuable at the time of exercise withheld. The 2007 Stock Plan permits the grant of both incentive and non-qualified stock options.
Stock Appreciation Rights
          Stock appreciation rights may be granted separately or in connection with another stock incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of the Company’s common stock or in cash, according to terms established by the Committee with respect to any particular award.
Stock Awards
          The Committee may grant shares of the Company’s common stock to a participant, subject to such restrictions and conditions, if any, as the Committee shall determine.
Other Stock Incentives
          Dividend equivalent rights, performance unit awards and restricted stock units may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of our common stock, as the Committee may determine.
          The terms of particular stock incentives may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to the Company, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of the Company. Stock incentives may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, stock incentives that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable stock incentive agreement and to the provisions of the 2007 Stock Plan.
Cash Awards
          The Committee may, at any time and in its discretion, provide cash to the holder of a stock incentive for all or a portion of the federal, state, and local income taxes imposed on such person as a result of his or her receipt of a stock incentive or the exercise of his or her rights under the stock incentive.
Participation in the 2007 Stock Plan
          The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers and employees under the 2007 Stock Plan. The following table sets forth information with respect to the stock options granted during the fiscal year 2008, to the executive officers included in the table below entitled “Summary Compensation Table for Fiscal Year 2008,” all current executive officers as a group and all employees and consultants (including all current officers who are not executive officers) as a group under the 2007 Stock Plan. No additional stock options were granted under the 2007 Stock Plan to the executive officers named in the table below after December 31, 2008 and prior to the date of this Proxy Statement.

	NUMBER OF
	SHARES
	SUBJECT TO OPTIONS	WEIGHTED
	GRANTED	AVERAGE
	UNDER THE	EXERCISE
	2007 STOCK	PRICE PER
NAME	PLAN(1)	SHARE
Gene E. Burleson	641,472	$1.59
Harry L. Zimmerman	450,000	$0.64
George A. Villasana	157,905	$2.58
Robert Wallace	—	—
Steven T. Johnson	—	—
Gregory J. Eisenhauer	83,005	$6.70
All current executive officers as a group	1,249,377	$1.37
All current non-executive directors as a group	493,000	$4.39
All current non-executive officer employees as a group	763,084	$0.60

(1)	Specifically excludes those options granted under the 2004 Stock Plan.

Recapitalizations and Reorganizations
          The number of shares of the Company’s common stock reserved for issuance in connection with the grant or settlement of stock incentives or to which a stock incentive is subject, as the case may be, the exercise price of each option, the base price of any stock appreciation right, and the maximum number of shares as to which options, stock appreciation rights, and other stock incentives may be granted so that they qualify as performance based compensation under Section 162(m) of the Internal Revenue Code are, in each case, subject to proportionate adjustment in the event of any recapitalization of the Company or similar event effected without receipt of consideration by the Company, such as a stock dividend, stock split, spinoff or rights offering.
          In the event of certain corporate reorganizations (including a change in control), stock incentives shall be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the compensation committee in such manner, if any, that the compensation committee determines is necessary or appropriate, provided such adjustment is not inconsistent with the express terms of the 2007 Stock Plan or the applicable stock incentive agreement.

Amendment or Termination
          Although the 2007 Stock Plan may generally be amended by the Company’s Board of Directors without stockholder approval, the Board of Directors is required to obtain stockholder approval for any amendment that (1) increases the number of shares of stock available under the 2007 Stock Plan, (2) materially expands the classes of individuals eligible to receive stock incentives under the 2007 Stock Plan, (3) materially expands the types of awards available under the 2007 Stock Plan or (4) would otherwise require stockholder approval under the rules of the applicable exchange.
Tax Consequences
          The following discussion outlines generally the federal income tax consequences of participation in the 2007 Stock Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2007 Stock Plan. This description is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.
Non-Qualified Options
          A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Company’s common stock on the date the option is exercised over the price paid for the Company’s common stock, and the Company will then be entitled to a corresponding deduction.
          Depending upon the period shares of the Company’s common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.
Incentive Stock Options
          A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Company common stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for the Company’s common stock and the amount for which he or she sells the Company’s common stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.
          Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.
Other Stock Incentives
          A participant will not recognize income upon the grant of certain equity incentives such as a stock appreciation right, dividend equivalent right, performance unit award or phantom share. Generally, at the time a participant receives payment under any equity incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of our common stock received, and the Company will then be entitled to a corresponding deduction.
          A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. When the shares of the Company’s common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.
          Under Section 162(m) of the Internal Revenue Code, the Company may not deduct otherwise deductible compensation paid to covered employees (i.e., generally, the principal executive officer and the three highest compensated other officers) to the extent that the compensation exceeds $1 million. An exception applies, however, for performance-based compensation if the terms under which the compensation is paid are approved by the Company’s stockholders and certain other requirements are satisfied. Although the Company will consider the deductibility of awards when granting such awards, there is no assurance awards will satisfy the requirements of Section 162(m), and, accordingly, Section 162(m) of the Internal Revenue Code may limit the amount of deductions otherwise available to the Company with respect to awards to covered employees under the 2007 Stock Plan. The inclusion of the limits on individual awards satisfy the requirements of Section 162(m) by establishing a maximum number of shares that may be represented by awards granted to any employee and by specifying the factors that may be used by the Committee with respect to awards made under the 2007 Stock Plan.

Our Board of Directors recommends a vote FOR the approval of amendment to the
2007 Pet DRx Corporation Stock Incentive Plan.

Executive Compensation
Summary Compensation Table for Fiscal Year 2008

							Non-Equity
							Incentive	Nonqualified
					Stock	Option	Plan	Deferred	All Other
Name and		Salary			Awards	Awards	Compensation	Compensation	Compensation		Total
Principal Position	Year	($)	Bonus ($)		($)	($)(1)	($)	Earnings ($)	($)(2)		($)
Gene E. Burleson Chairman and Chief Executive Officer(3)	2008	$94,091	—		—	$161,891 (4)	—	—	—		$255,982
Harry L. Zimmerman Executive Vice President and Chief Financial Officer(5)	2008	$70,750	—		—	$37,564	—	—	—		$108,314
George A. Villasana Executive Vice President, General Counsel and	2008	$240,000	—			$257,417			$21,859	(14)	$519,276
Secretary (6)	2007	$109,744	$90,000	(7)	—	$26,609	—	—	—		$226,353
Robert Wallace Former Chief	2008	$225,000	—			$92,470			$12,194	(15)	$329,664
Executive Officer(8)	2007	$262,955	$150,000	(9)	—	$7,693	—	—	—		$420,648
Steven T. Johnson Former President and Chief Operating	2008	$350,000	—			$298,954			$383,608	(16)	$1,032,562
Officer(10)	2007	$152,564	$175,000	(11)	—	$16,937	—	—	—		$344,501
Gregory J. Eisenhauer Former Executive Vice President and Chief Financial	2008	$220,000	55,000	(13)		$144,692			$57,610	(17)	$477,302
Officer(12)	2007	$60,000	—		—	$8,471	—	—	—		$68,471

(1)	Represents the fair value of stock options granted in 2008 and prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123 (R). For a description of the assumptions used in the calculation of these amounts, please refer to Note 14 contained in the Company’s audited consolidated financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K.

(2)	For 2007, the aggregate amount of perquisites and other personal benefits for each of our named executive officers was less than $10,000.

(3)	Mr. Burleson joined the Company in September 2008.

(4)	Of this amount, $114,489 reflects 101,000 stock options awarded for his service as a non-employee director and $47,401 reflects 315,472 stock options awarded for his service as Chief Executive Officer.

(5)	Mr. Zimmerman joined the Company in September 2008.

(6)	Mr. Villasana joined the Company in June 2007.

(7)	Reflects a discretionary bonus award to Mr. Villasana pursuant to his employment agreement with the Company, with $69,600 of this award representing his prorated target bonus payment and an additional award of $20,400 in recognition of his performance during 2007 related to certain transition matters including the Merger.

(8)	Mr. Wallace served as our Chief Executive Officer until he resigned effective September 25, 2008.

(9)	Reflects a discretionary bonus awarded to Mr. Wallace pursuant to his employment agreement with the Company.

(10)	Mr. Johnson joined the Company in July 2007. Mr. Johnson resigned from his position with the Company effective December 31, 2008.

(11)	Of this amount, $50,000 reflects a one-time signing bonus to Mr. Johnson and $125,000 reflects a guaranteed bonus for 2007, both of which were awarded pursuant to the employment agreement between Mr. Johnson and the Company discussed below.

(12)	Mr. Eisenhauer joined the Company in September 2007. Mr. Eisenhauer resigned from his position with the Company effective November 30, 2008.

(13)	Reflects a retention bonus earned by Mr. Eisenhauer for continuing his employment as principal financial officer of the Company through a predetermined transition period.

(14)	Consists of disability insurance premiums of $904, medical insurance premiums of $3,647, contribution payments to an HSA account in the amount of $1,250, dental insurance premiums of $477, life insurance premiums of $676, and relocation expense reimbursements of $14,905.

(15)	Consists of disability insurance premiums of $549, medical insurance premiums of $5,231, dental insurance premiums of $358, life insurance premiums of $437, and contributions to a 401 (k) plan account of $5,619.

(16)	Consists of disability insurance premiums of $876, medical insurance premiums of $6,161, contribution payments to an HSA account in the amount of $2,500, dental insurance premiums of $477, life insurance premiums of $582, contributions to a 401 (k) plan account of $3,911, and relocation expense reimbursements of $84,679. Mr. Johnson also received $9,423 in his final paycheck for seven accrued but unused vacation days from 2008 and will receive an amount equal to $275,000 in cash payable in two equal installments as follows: $137,500 was paid on March 2, 2009 and $137,500 will be paid on May 1, 2009.

(17)	Consists of disability insurance premiums of $876, medical insurance premiums of $6,651, contribution payments to an HSA account in the amount of $5,000, dental insurance premiums of $477, life insurance premiums of $582, contributions to a 401 (k) plan account of $3,007, and relocation expense reimbursements of $41,018.
Employment Agreements
     We have entered into employment agreements with Gene E. Burleson, Harry L. Zimmerman and George A. Villasana. In addition, we had employment agreements with Robert Wallace, our former Chief Executive Officer, Steven T. Johnson, our former President and Chief Operating Officer and Gregory J. Eisenhauer, our former Executive Vice President and Chief Financial Officer. Summaries of these employment agreements are set forth below.
     Gene E. Burleson. In March 2009, the Company entered into an employment agreement with Mr. Burleson, with an effective date of November 18, 2008, pursuant to which he serves as the Company’s Chief Executive Officer. The agreement with Mr. Burleson provides for an annual base salary of $360,000. Mr. Burleson is also eligible to receive an annual bonus in an amount and based on criteria to be determined by the Company’s Board of Directors upon the recommendation of the Compensation Committee of the Board. Under the terms of the agreement, if we terminate Mr. Burleson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the amount of his annual base salary, payable over a twelve (12) month period. In addition, all of the options to purchase common stock of the Company held by Mr. Burleson shall immediately fully vest and become exercisable. The agreement provides that if we terminate Mr. Burleson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of the Company, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Burleson’s termination of employment. To receive the severance, Mr. Burleson must sign a release of claims against us. Mr. Burleson will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Burleson execute a confidentiality agreement.

     Harry L. Zimmerman. In March 2009, the Company entered into an employment agreement with Mr. Zimmerman, with an effective date of November 18, 2008, pursuant to which he serves as the Company’s Executive Vice President and Chief Financial Officer. The agreement with Mr. Zimmerman provides for an annual base salary of $300,000. Mr. Zimmerman is also eligible to receive an annual bonus in an amount and based on criteria to be determined by the Company’s Board of Directors upon the recommendation of the Compensation Committee of the Board. Under the terms of the agreement, if we terminate Mr. Zimmerman’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the amount of his annual base salary, payable over a twelve (12) month period. In addition, all of the options to purchase common stock of the Company held by Mr. Zimmerman shall immediately fully vest and become exercisable. The agreement provides that if we terminate Mr. Zimmerman’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of the Company, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Zimmerman’s termination of employment. To receive the severance, Mr. Zimmerman must sign a release of claims against us. Mr. Zimmerman will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Zimmerman execute a confidentiality agreement.
     George A. Villasana. In June 2007, PVGI entered into an employment agreement with Mr. Villasana pursuant to which he served as PVGI’s General Counsel and Secretary. In October 2007, PVGI entered into an amended and restated agreement to replace Mr. Villasana’s June 2007 employment agreement, pursuant to which he continued to serve as PVGI’s General Counsel and Secretary. At the closing of the Merger, Mr. Villasana became General Counsel of Pet DRx, and we assumed the obligations of the employment agreement with Mr. Villasana. The agreement with Mr. Villasana provides for an annual base salary of $240,000. Pursuant to the employment agreement, we paid Mr. Villasana a discretionary bonus of $90,000, with $69,600 of this bonus representing his prorated target bonus payment and an additional award of $20,400 in recognition of his performance during 2007 related to certain transition matters including the Merger. For future years, Mr. Villasana is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Villasana will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Villasana received an option to purchase 130,000 shares of common stock of PVGI shortly following the execution of the agreement. The option exercise price per share as to 48,182 shares was $4.75 per share, and the option exercise price per share as to 81,818 shares was $2.45 per share. One-third of the option will vest on each of the first three anniversaries of Mr. Villasana’s date of hire, June 12, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 37,148 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 63,081 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, Mr. Villasana was also granted an additional option to purchase 57,905 shares of Pet DRx’s common stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant. The option grants were in addition to the option to purchase 100,000 shares of PVGI Mr. Villasana previously received with an exercise price of $4.75 per share, which now represent the right to purchase 77,100 shares of Pet DRx’s common stock with an exercise price of $6.16 per share. These three option grants represent the number of shares of Pet DRx equal to one percent (1%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminate Mr. Villasana’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if we terminate Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Pet DRx, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Villasana’s termination of employment. To receive the severance, Mr. Villasana must sign a release of claims against us. Mr. Villasana will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Villasana has worked since the last vesting date. The agreement also provides that if we terminate Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “Change in Control” (to be defined in the option agreements), the options described above (except the option for 100,000 shares he previously received) shall immediately fully vest and become exercisable. The option for 100,000 shares of PVGI he previously received will be governed in accordance with the terms of that option agreement which provides that such option vested upon consummation of the Merger. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Villasana execute a confidentiality agreement.
     Robert Wallace. In July 2007, PVGI entered into an employment agreement with Mr. Wallace pursuant to which he served as Chief Executive Officer of PVGI responsible for investor relations, business development and strategic vision. At the closing of the Merger, he became Pet DRx’s Chief Executive Officer and we assumed the obligations of the employment agreement with Mr. Wallace. The term of the agreement was for three (3) years but would automatically renew for successive one (1) year periods unless terminated by either party with at least thirty (30) days advance written notice. The agreement with Mr. Wallace provided for an annual base salary of $300,000. Under the employment agreement, Mr. Wallace was eligible to receive an annual cash performance bonus in an amount equal to fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives as determined by the board of directors. Pursuant to the employment agreement, on January 10, 2008, Mr. Wallace was granted an option to purchase 117,559 shares of our common stock, which is equal to one-half percent of the issued and outstanding shares of Pet DRx immediately following the consummation of the Merger. The exercise price of such options was $6.70, which is the “Parent common stock Per Share Issue Price” (as defined in the Merger Agreement) Under the employment agreement, Mr. Wallace was eligible to receive stock options, restricted stock or other equity incentive grants, subject to the approval of the board of directors. Under the terms of the agreement, if we terminated Mr. Wallace’s employment for any reason other than “cause,” or if he terminated his employment with us for “good reason” (each as defined in the employment agreement), he was entitled to receive an amount equivalent to twelve (12) months of his then in effect Base Salary. The agreement also contained certain confidentiality covenants.
     On September 25, 2008, Mr. Wallace voluntarily terminated his employment with us effective on that date. Mr. Wallace did not receive any payments under his employment agreement in connection with his termination of employment. However, the Company entered into a separation agreement with Mr. Wallace in connection with his resignation. The separation agreement included a mutual non-disparagement clause and a general release of any claims against the Company by Mr. Wallace. The separation agreement also provided that Mr. Wallace will be entitled to indemnification from the Company for acts and omissions while he was employed by, or served as a director of the Company, consistent with the certificate of incorporation and by-laws of the Company. The separation agreement also provided that, in order to ensure a smooth transition after his resignation, Mr. Wallace would serve as an independent advisor to the Company pursuant to an independent advisor consulting agreement. The independent advisor consulting agreement was included as an exhibit to the separation agreement. Under the independent advisor consulting agreement, Mr. Wallace provided consulting and advisory services for the Company and assisted with transition matters that related to his prior duties with the Company. He also assisted in matters relating to business development activities, certain real estate sale-and-leaseback transactions and other matters. Mr. Wallace received a monthly fee of $25,000 for these services. He was eligible to receive a success fee equal to one percent of the trailing twelve month revenue in connection with the acquisition of certain target hospitals. In addition, Mr. Wallace was eligible to receive a transaction fee equal to one percent of the net proceeds realized by the Company in connection with the consummation of any sale-and-leaseback transaction in which he was involved. Mr. Wallace did not earn a success fee or transaction fee and is no longer eligible for any such fees since no acquisition or sale-and-leaseback transaction was consummated during the term of the of the independent advisor consulting agreement or within ninety days after the termination of such agreement. The independent advisor consulting agreement terminated on November 30, 2008. Also, in connection with Mr. Wallace’s resignation, the parties to that certain Co-Sale Agreement (filed as Exhibit 10.38 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2008) have released Mr. Wallace from any future obligations thereunder.
     Steven T. Johnson. In October 2007, PVGI entered into an employment agreement with Mr. Johnson pursuant to which he served as PVGI’s President and Chief Operating Officer. At the closing of the Merger, Mr. Johnson became the President and Chief Operating Officer of Pet DRx, and we assumed the obligations of the employment agreement with Mr. Johnson. The agreement with Mr. Johnson provided for an annual base salary of $350,000. Pursuant to the agreement, Mr. Johnson received a one-time signing bonus of $50,000 and a guaranteed bonus for 2007 of $125,000. For future years, Mr. Johnson was entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Johnson were to be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Johnson received an option to purchase 700,000 shares of common stock of PVGI shortly following the execution of the agreement. The option exercise price per share as to 454,545 shares was $4.75, and the option exercise price per share as to 245,455 shares was $2.45 per share. One-third of the option would vest on each of the first three anniversaries of Mr. Johnson’s date of hire, July 9, 2007. Pursuant to the terms of the Merger, this option represented the right to purchase (i) 350,454 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 189,245 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, on January 10, 2008, Mr. Johnson was also granted an additional option to purchase 166,009 shares of Pet DRx’s common stock with an exercise price of $6.70, the fair market price per share on the date of grant. These two option grants represent the number of shares of Pet DRx equal to three percent (3%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminated Mr. Johnson’s employment for any reason other than “cause,” or if he terminated his employment with us for “good reason” (each as defined in the employment agreement), he was entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provided that if we terminated Mr. Johnson’s employment without cause, or if he terminated his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Pet DRx, the severance described above would be paid in a single lump sum within sixty (60) days following Mr. Johnson’s termination of employment. To receive the severance, Mr. Johnson was required to sign a release of claims against us. Mr. Johnson was also entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above would vest pro rata based on the number of months Mr. Johnson has worked since the last vesting date. The agreement also provided that if we terminated Mr. Johnson’s employment without cause, or if he terminated his employment for good reason, in either case, within twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above would immediately fully vest and become exercisable. The agreement also contained certain non-competition and non-solicitation covenants that applied during his employment and for one year after his termination of employment. The agreement also contained a requirement that Mr. Johnson execute a confidentiality agreement.
     On December 31, 2008, Mr. Johnson voluntarily terminated his employment with us effective on that date. Mr. Johnson did not receive any payments under his employment agreement in connection with his termination of employment. However, the Company entered into a separation agreement with Mr. Johnson in connection with his resignation. Under the separation agreement, Mr. Johnson will receive an amount equal to $275,000 in cash payable in two equal installments as follows: $137,500 paid on March 2, 2009; and $137,500 due on May 1, 2009. Mr. Johnson also received $9,423 in his final paycheck for seven accrued but unused vacation days from 2008. Under the separation agreement, Mr. Johnson may elect COBRA continuation coverage under the Company’s group health plans for himself and, if eligible, his spouse and dependents, at the same premium amount that similarly situated active employees pay for such coverage through the earlier of June 30, 2009 or the date that COBRA continuation coverage ends. The separation agreement also included a mutual non-disparagement clause and a general release of any claims against the Company by Mr. Johnson. The separation agreement also provided that, in order to ensure a smooth transition after his resignation, Mr. Johnson would serve as an independent advisor to the Company pursuant to an independent advisor consulting agreement. The independent advisor consulting agreement was included as an exhibit to the separation agreement. Under the independent advisor consulting agreement, Mr. Johnson provided consulting and advisory services for the Company and assisted with transition matters that related to his prior duties with the Company. Mr. Johnson received a monthly fee of $20,000 for these services. The independent advisor consulting agreement terminated on March 31, 2009.
     Gregory J. Eisenhauer. In October 2007, PVGI entered into an employment agreement with Mr. Eisenhauer pursuant to which he served as PVGI’s Chief Financial Officer. At the closing of the Merger, Mr. Eisenhauer became Pet DRx’s Chief Financial Officer, and we assumed the obligations of the employment agreement with Mr. Eisenhauer. The agreement with Mr. Eisenhauer provided for an annual base salary of $240,000. Pursuant to the employment agreement, our board of directors granted Mr. Eisenhauer an option to purchase 44,000 shares of Pet DRx common price at an exercise price of $6.50 (which represents a premium of approximately 60% over the closing price of Pet DRx’s common stock on the OTC Bulletin Board on the date of grant) for his 2007 performance. For future years, Mr. Eisenhauer was entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Eisenhauer were to be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Eisenhauer received an option to purchase 350,000 shares of common stock of PVGI shortly following the execution of the agreement. The option exercise price per share as to 227,273 shares was $4.75 per share, and the option exercise price per share as to 122,727 shares was $2.45 per share. One-third of the option would vest on each of the first three anniversaries of Mr. Eisenhauer’s date of hire, September 16, 2007. Pursuant to the terms of the Merger, this option now represents the right to purchase (i) 175,227 shares of Pet DRx’s common stock at an exercise price of $6.16 per share and (ii) 94,622 shares of Pet DRx’s common stock at an exercise price of $3.18 per share. Pursuant to the employment agreement, Mr. Eisenhauer was also granted an additional option to purchase 83,005 shares of Pet DRx’s common stock with an exercise price of $6.70 per share, which is the fair market price per share as of the date of grant. These two option grants represent the number of shares of Pet DRx equal to one and a half percent (1.5%) of the issued and outstanding stock of Pet DRx immediately following the Merger. Under the terms of the agreement, if we terminated Mr. Eisenhauer’s employment for any reason other than “cause,” or if he terminated his employment with us for “good reason” (each as defined in the employment agreement), he was entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal his annual Base Bonus, payable over a twelve (12) month period. The agreement provided that if we terminated Mr. Eisenhauer’s employment without cause, or if he terminated his employment for good reason, in either case, within twelve (12) months following a “change in control” (as defined in the employment agreement) of Pet DRx, the severance described above would be paid in a single lump sum within sixty (60) days following Mr. Eisenhauer’s termination of employment. To receive the severance, Mr. Eisenhauer was required to sign a release of claims against us. Mr. Eisenhauer would also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above would vest pro rata based on the number of months Mr. Eisenhauer had worked since the last vesting date. The agreement also provided that if we terminated Mr. Eisenhauer’s employment without cause, or if he terminated his employment for good reason, in either case, twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above would immediately fully vest and become exercisable. The agreement also contained certain non-competition and non-solicitation covenants that applied during his employment and for one year after his termination of employment. The agreement also contained a requirement that Mr. Eisenhauer execute a confidentiality agreement.
     Mr. Eisenhauer voluntarily terminated his employment with us effective as of November 30, 2008. In connection with Mr. Eisenhauer’s resignation, the employment agreement was amended on August 14, 2008 (the “Amendment”). Under the Amendment, Mr. Eisenhauer served as principal financial officer of the Company until November 30, 2008. Mr. Eisenhauer received a retention bonus in the amount of $55,000 (the “Retention Bonus”), in consideration for his continued employment through November 30, 2008 and his execution and delivery of a separation agreement, which included non-disparagement and cooperation clauses and a general release of any claims against the Company by Mr. Eisenhauer. Mr. Eisenhauer was not entitled to an annual bonus for 2008. Mr. Eisenhauer also forfeited his option to purchase 44,000 shares of the common stock of the Company at $6.50 per share granted to him on March 28, 2008.

Outstanding Equity Awards At 2008 Fiscal Year-End

Option Awards
			(d)
			Equity
	(b)	(c)	Incentive
	Number of	Number of	Plan
	Securities	Securities	Awards:
	Underlying	Underlying	Number of
	Unexercised	Unexercised	Securities	(e)
	Options	Options	Underlying	Option	(f)
	(#)	(#)	Unexercised	Exercise	Option
(a)	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(1)	(1)	Options (#)	($)(2)	Date
Gene E. Burleson	36,000 (3)	0	—	$6.50	03/14/2018
	0	65,000 (4)	—	$6.50	03/14/2018
	105,157	210,315 (5)	—	$1.00	11/18/2018
Harry L. Zimmerman	83,333	166,667 (6)	—	$1.00	11/18/2018
George A. Villasana	77,100 (7)	0	—	$6.16	07/05/2017
	12,382	24,766 (8)	—	$6.16	11/28/2017
	21,026	42,055 (8)	—	$3.18	11/28/2017
	0	57,905 (9)	—	$6.70	01/10/2018
Robert Wallace (10)	—	—	—

Steven T. Johnson (11)	—	—	—

Gregory J. Eisenhauer (12)	58,408	—	—	$6.16	11/29/2009
	31,540	—	—	$3.18	11/29/2009

(1)	The amounts listed in this column reflect the number of shares of Pet DRx common stock issuable upon exercise of the option. To the extent any of these options previously represented the right to receive shares of PVGI common stock as a result of the Merger, these options now represent the right to receive Pet DRx’s common stock, with the number of shares underlying the options adjusted by multiplying the number of PVGI common stock by the exchange ratio in the Merger.

(2)	Reflects the adjustment of the option exercise price in the Merger by dividing the PVGI exercise price by the exchange ratio in the Merger. The exercise prices listed in this column represent the exercise price paid upon the exercise of the option to receive shares of Pet DRx common stock.

(3)	These options immediately vested on 03/14/2008.

(4)	These options vested in full on 01/04/2009.

(5)	33.33% of these options vest on 12/31/2008, 33.33% vest on 12/31/2009 and 33.33% vest on 12/31/2010.

(6)	33.33% of these options vest on 12/31/2008, 33.33% vest on 12/31/2009 and 33.33% vest on 12/31/2010.

(7)	These options fully vested on the date of the Merger.

(8)	33.33% of these options vest on 6/12/2008, 33.33% vest on 6/12/2009, and 33.33% vest on 6/12/2010.

(9)	33.33% of these options vest on 01/10/09, 33.33% vest on 01/10/2010 and 33.33% vest on 01/10/2011.

(10)	Mr. Wallace voluntarily resigned from his employment with us effective September 25, 2008 and, therefore, he had no outstanding options as of December 31, 2008.

(11)	Mr. Johnson voluntarily resigned from his employment with us effective December 31, 2008 and, therefore, he had no outstanding options as of December 31, 2008.

(12)	Due to Mr. Eisenhauer’s death on November 29, 2008, Mr. Eisenhauer’s vested options will expire on November 29, 2009.
NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2008
     In 2008, our Board of Directors approved a compensation program (“2008 Director Program”) pursuant to which it would compensate members of the Board who are not our employees or our subsidiaries for their service on the Board and its committees as follows. Each non-employee director will receive a grant of an option to purchase 65,000 shares of Pet DRx’s common stock upon his or her appointment to the Board, which will generally vest on the one-year anniversary of the date of grant. On an annual basis, each non-employee director will receive a grant of an option to purchase 16,000 shares of Pet DRx’s common stock, which will be vested upon grant. Additionally, on an annual basis, the Chairman of the Board will receive a grant of an option to purchase 20,000 shares of Pet DRx’s common stock, the Chair of the Audit committee will receive an option to purchase 12,000 shares, and the Chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Acquisition Committee will each receive an option to purchase 8,000 shares. These options will be vested upon grant. All options granted will have a term of ten years, subject to earlier termination upon a director’s termination of service with us, and will be granted at a premium over the market price on the date of grant. Non-employee directors will also be entitled to be reimbursed for expenses incurred in connection with Board and committee meetings. No other compensation will be paid or provided to our non-employee directors.
     On March 14, 2008, pursuant to the 2008 Director Program, each non-employee director was granted an option to purchase 65,000 shares of Pet DRx’s common stock, which vested on January 4, 2009, subject to the director remaining in service on this date, and an option to purchase 16,000 shares of Pet DRx’s common stock, that was fully vested upon grant. In addition, the Chairman of the Board and the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee received option grants in the amounts described above, which were also fully vested upon grant. On May 7, 2008, the Chair of the Acquisition Committee received an option grant in the amount described above, which was fully vested upon grant. All options were granted with an exercise price equal to $6.50 per share, which represents an approximately 60% premium over the closing price of a share of Pet DRx’s common stock on the date of grant.

	Fees
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name	($)	($)	($)(1)	($)	Earnings ($)	($)	Total ($)
Gary A. Brukardt	—	—	$7,226	—	—	—	$7,226
Richard Johnston	—	—	$102,696	—	—	—	$102,696
Joel Kanter	—	—	$116,411	—	—	—	$116,411
Richard Martin	—	—	$100,767	—	—	—	$100,767
Keith Rosenbloom (2)	—	—	$117,283	—	—	—	$117,283
Zubeen Shroff (3)	—	—	$111,837	—	—	—	$111,837

(1)	Represents the fair value of stock options granted in prior periods for which compensation cost was recognized during the year without regard to estimated forfeitures valued in accordance with FAS 123(R). As of December 31, 2008, each non-employee director held the following aggregate number of stock options: Gary A. Brukardt, 65,000 options; Richard Johnston, 108,756 options; Joel Kanter, 120,756 options; Richard Martin 89,000 options; Keith Rosenbloom, 0 options; and Zubeen Shroff, 0 options.

(2)	Mr. Rosenbloom ceased to serve as a director of the Company on November 18, 2008, and, therefore, he had no outstanding options as of December 31, 2008.

(3)	Mr. Shroff ceased to serve as a director of the Company on December 17, 2008, and, therefore, he had no outstanding options as of December 31, 2008. He rejoined the board of directors on March 18, 2009 and has since been granted a new option award.
EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2008 regarding equity compensation plans approved and not approved by security holders.

			(C)
			Number of Securities
	(A)		Remaining Available
	Number of Securities	(B)	for Future Issuance
	to be	Weighted-Average	Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	1,675,034	$4.56	1,024,966

Equity Compensation Plans Not Approved by Security Holders	1,377,774	$5.31	727,401

Total	3,052,808	$4.90	1,752,367

Equity Compensation Plan not approved by Security Holders. The Company maintains the XLNT Veterinary Care, Inc. 2004 Stock Option Plan, as amended (the “2004 Plan”) as part of its compensation program. The Company adopted and assumed the 2004 Plan in connection with the Company’s merger involving XLNT Veterinary Care, Inc. (the “Merger”), including with respect to (i) the future issuance of awards and shares thereunder, (ii) the reservation for future issuance under the 2004 Plan of shares of common stock of the Company, representing the remaining number of shares of XLNT Veterinary Care, Inc. common stock reserved under the 2004 Plan immediately prior to January 4, 2008, the date the Merger was consummated, multiplied by the Exchange Ratio (as defined in the Merger Agreement), less any shares of common stock of the Company actually issued under the 2004 Plan, and (iii) the issuance of common stock in accordance with the terms of awards granted under the 2004 Plan, which upon such issuance shall be validly issued, fully paid and non-assessable. The 2004 Plan has not been approved by the stockholders of the Company.

STOCK OWNERSHIP INFORMATION
     The following table sets forth information regarding the beneficial ownership of Pet DRx’s common stock as of March 31, 2009 by:
•	each person known by us to be the beneficial owner of more than 5% of Pet DRx’s outstanding 23,660,460 shares of common stock; and

•	each of the named executive officers (as identified in “Executive Compensation” above) and directors of Pet DRx; and all of the executive officers and directors of Pet DRx as a group.
Certain of the shares of common stock owned by our founding stockholders were placed into an escrow account pursuant to the terms of a Stock Escrow Agreement, dated March 22, 2006, among Pet DRx, the founding stockholders and Corporate Stock Transfer, Inc., as escrow agent (the “IPO Escrow Agreement”). These shares will be released from escrow in two equal increments. The first installment of 781,250 shares was released from escrow on March 17, 2009; and the remaining 781,250 shares will be released from escrow upon our having completed an initial business combination and the last sale price of our common stock thereafter equaling or exceeding $11.50 per share for any 20 trading days within any 30 trading day period beginning after we complete our initial business combination.
     During the escrow period, the holders of these shares will not be able to sell or transfer their securities, except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

	Actual			Pro Forma**
			Percent of		Percent of
	Number of		Outstanding	Number of	Outstanding
Name and Address of Beneficial Owners(1)	Shares		Common Stock	Shares	Common Stock
Gene E. Burleson	1,283,760	(2)	5.31%	2,061,067	8.27%
Harry L. Zimmerman	161,111	(3)	*	281,495	1.18%
George Villasana	188,002	(4)	*	188,002	*
Steven T. Johnson	38,550	(5)	*	38,550	*
Gregory J. Eisenhauer	89,950	(6)	*	89,950	*
Robert Wallace	1,524,779	(7)	6.44%	1,524,779	6.44%
Joel Kanter	334,730	(8)	1.41%	436,172	1.83%
Richard Martin	340,220	(9)	1.43%	340,220	1.43%
Zubeen Shroff	4,208,411	(10)	17.72%	9,023,793	31.82%
Richard Johnston	2,119,449	(11)	8.92%	4,527,141	17.37%
J. David Reed	508,860		2.15%	536,360	2.26%
Gary Brukardt	146,473	(12)	*	146,473	*
Keith Rosenbloom	181,015	(13)	*	181,015	*
Camden entities	2,028,037	(14)	8.57%	4,435,729	17.08%
Galen entities	4,190,378	(15)	17.66%	9,005,762	31.78%
Knott entities	2,353,035	(16)	9.69%	3,556,881	13.96%
Wynnefield entities	3,921,669	(17)	15.53%	5,124,515	19.37%
All directors and executive officers as a group (13 individuals)	11,125,310	(18)	44.11%	12,451,942	47.52%

*	Less than 1%.

**	Reflects common stock issuable upon the conversion of the Senior Notes and the exercise of the Warrants, as if Proposal 3 herein is approved by stockholders.

(1)	Unless otherwise indicated, the business address of each of the individuals is 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027. The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)	Includes (i) 526,091 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009 and (ii) 178,954 shares subject to the IPO Escrow Agreement.

(3)	Consists entirely of shares of common stock issuable upon exercise of options within 60 days of March 31, 2009.

(4)	Consists entirely of shares of common stock issuable upon exercise of options within 60 days of March 31, 2009.

(5)	Mr. Johnson resigned from the Company effective as of December 31, 2008. The number of shares beneficially owned by Mr. Johnson is based solely on the information provided on a Form 4 filed with the SEC on January 8, 2008.

(6)	Consists entirely of shares of common stock issuable upon exercise of options within 60 days of March 31, 2009. Mr. Eisenhauer voluntary resigned from the Company effective November 2008. The number of shares beneficially owned by Mr. Eisenhauer is based solely on the information provided on Forms 4 filed with the SEC on January 8, 2008, January 14, 2008 and April 1, 2008.

(7)	Includes 433,928 shares of common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest. Mr. Wallace resigned from the Company effective as of September 25, 2008. The number of shares beneficially owned by Mr. Wallace is based solely on the information provided on a Form 4 filed with the SEC on January 8, 2008. Mr. Wallace’s obligation to report his ownership of Pet DRx securities ceased as of the date of his resignation. Accordingly, the Company cannot provide assurance that Mr. Wallace’s beneficial ownership of Pet DRx securities as reported herein is current.

(8)	Includes (i) 39,854 shares of common stock issuable to Mr. Kanter upon exercise of options within 60 days of March 31, 2009, (ii) 30,427 shares of common stock and 25,837 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009 by Windy City, Inc., a Delaware corporation (“WCI”), over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control, and (iii) 57,825 shares of common stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”), over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control. Mr. Kanter disclaims beneficial ownership of the shares of common stock held by WGI and KFF, except to the extent of his pecuniary interest therein.

(9)	Includes (i) 171,047 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009 and (ii) 84,587 shares subject to the IPO Escrow Agreement.

(10)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 57,416 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009. Galen Partners International IV, L.P. has shared voting and investment power over 303,419 shares of common stock and 4,561 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009. Includes 85,976 shares of common stock issuable to Mr. Shroff upon exercise of warrants and options within 60 days of March 31, 2009. Mr. Shroff is a managing member of Claudius IV, L.L.C. which serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Mr. Shroff disclaims beneficial ownership of the shares of common stock held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. except to the extent of his pecuniary interest therein.

(11)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202. Richard Johnston has shared voting and investment power over 2,028,037 shares of common stock. Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock. Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock. Includes 91,410 shares of common stock issuable to Mr. Johnston upon exercise of options within 60 days of March 31, 2009. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes. Mr. Johnston disclaims beneficial ownership of the shares of common stock held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

(12)	Includes (i) 23,024 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009 and (ii) 61,725 shares subject to the IPO Escrow Agreement. On September 25, 2008, Mr. Brukardt was appointed as a director of the Company effective as of September 25, 2008, filling the vacancy created by the resignation of Mr. Wallace described above.

(13)	Includes (i) 80,955 shares of common stock which are held in a trust for the benefit of Mr. Rosenbloom, of which Mr. Rosenbloom is also a trustee, and (ii) 100,060 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009. Mr. Rosenbloom served as a director of the Company until November 18, 2008. The number of shares beneficially owned by Mr. Rosenbloom is based solely on the information provided on Form 3 filed with the SEC on January 22, 2008 and Forms 4 filed with the SEC on March 18, 2008 and May 9, 2008. Mr. Rosenbloom’s obligation to report his ownership of Pet DRx securities ceased as of the date that he ceased to serve as a director of the Company. Accordingly, the Company cannot provide assurance that Mr. Rosenbloom’s beneficial ownership of Pet DRx securities as reported herein is current.

(14)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202. Each of Richard Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes has shared voting and investment power over 2,028,037 shares of common stock. Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock. Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock. Each of Richard M. Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds.

(15)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 57,416 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009. Galen Partners International IV, L.P. has shared voting and investment power over 303,419 shares of common stock and 4,561 shares of common stock issuable upon exercise of warrants and options within 60 days of March 31, 2009. Galen Employee Fund IV, L.P has shared voting and investment power over 5,885 shares of common stock, and 82 shares of common stock issuable upon exercise of warrants and options and the conversion of convertible promissory notes within 60 days of March 31, 2009. Galen Associates serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(16)	Based on a Schedule 13G/A and a Form 4 filed by Mr. Knott on January 16, 2008 and April 3, 2009, respectively, and the participation by the Knott entities in the private placement of the Senior Notes and Warrants. The business address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. Each of David M. Knott and Dorset Management Corporation has sole voting power over 2,201,103 shares of common stock, shared voting power over 124,971 shares of common stock, and sole investment power over 2,353,035 shares of common stock, Knott Partners L.P. has sole voting and investment power over 512,779 shares of common stock and 220,400 shares of common stock issuable upon the exercise of warrants within 60 days of March 31, 2009, Knott Partners Offshore Master Fund, L.P. has sole voting and investment power over 746,686 shares of common stock and 251,900 shares of common stock issuable upon the exercise of warrants within 60 days of March 31, 2009, Shoshone Partners, L.P. has sole voting and investment power over 352,026 shares of common stock and 110,000 shares of common stock issuable upon the exercise of warrants within 60 days of March 31, 2009, and Mulsanne Partners, L.P. has sole voting and investment power over 372,212 shares of common stock. Mr. Knott is the managing member of Knott Partners Management, LLC, a New York limited liability company, that is the sole General Partner of Shoshone Partners, L.P., a Delaware limited partnership (“Shoshone”), Mulsanne Partners, L.P., a Delaware limited partnership (“Mulsanne”) and Knott Partners Offshore Master Fund, L.P., a Cayman Islands Exempted Limited Partnership (“Offshore”) and managing general partner of Knott Partners, L.P., a New Jersey limited partnership (“Knott Partners” and together with Shoshone, Mulsanne and Offshore, the “Partnerships”). Mr. Knott is also the sole shareholder, Director and President of Dorset Management Corporation, which provides investment management services to the Partnerships and a limited number of other foreign and domestic individuals and entities. Except with respect to Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., and Shoshone Partners, L.P., in which Mr. Knott owns a beneficial interest, Mr. Knott disclaims beneficial ownership therein except to the extent ultimately realized. Each of Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., Shoshone Painters, L.P., Mulsanne Partners, L.P. and the institutional managed accounts for which Dorset Management Corporation provides investment management services disclaims beneficial ownership of securities reported as owned by any other party.

(17)	Based solely upon information set forth in a Form 4 and a Schedule 13D/A filed with the SEC on April 7, 2009 and April 8, 2009, respectively. The business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Wynnefield Partners Small Cap Value, L.P. has sole voting and investment power over 279,615 shares of common stock and 2,500 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, Wynnefield Partners Small Cap Value, L.P. I has sole voting and investment power over 386,300 shares of common stock and 28,500 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, Wynnefield Small Cap Value Offshore Fund, Ltd. has sole voting and investment power over 1,657,254 shares of common stock and 1,542,500 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, Wynnefield Capital Management, LLC has sole voting and investment power over 665,915 shares of common stock and 56,000 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, Wynnefield Capital, Inc. has sole voting and investment power over 1,657,254 shares of common stock and 1,542,500 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, and each of Nelson Obus and Joshua Landes has sole voting and investment power over 2,323,169 shares of common stock and 1,598,588 shares of common stock issuable upon exercise of warrants within 60 days of March 31, 2009, but as to which each disclaims beneficial ownership except to the extent of his pecuniary interest therein. Wynnefield Capital Management, LLC is the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd. Each of Nelson Obus and Joshua Landes is a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc.

(18)	Includes 1,565,919 shares of common stock issuable upon exercise of options and warrants within 60 days of March 31, 2009.
Change in Control
     We experienced a change in control on January 4, 2008, when our wholly-owned subsidiary merged with and into PVGI, with PVGI surviving as our wholly-owned subsidiary, pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of October 23, 2007 (the “Merger Agreement”), as more particularly described in our Report on Form 8-K/A (Amendment No. 1) filed on April 4, 2008. In the Merger, we issued 16,214,267 shares of our common stock (of which 1,589,872 shares were placed in escrow) for the benefit of the former holders of capital stock of PVGI, based on an exchange ratio, calculated pursuant to the Merger Agreement, of 0.7710 of a share of Common Stock for each share of PVGI common stock issued and outstanding immediately prior to the effective time of the Merger. Immediately after giving effect to the Merger, the former holders of PVGI common stock prior to the Merger held approximately 72% of the issued and outstanding shares of our common stock on a fully diluted basis (including escrowed shares).
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
     Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 31, 2008, all Section 16(a) filings applicable to our officers, directors and greater than ten percent stockholders were timely filed with an exception for one report covering one transaction. On behalf of Mr. Gary Brukardt, we filed a form 4 on October 1, 2008 (that was due on September 29, 2008) reflecting his award of a stock option grant of 65,000 shares to purchase our common stock on September 25, 2008 for his services as a non-employee director.

Incorporation by reference
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that we later file with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2009, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 30, 2009, copies of which are being delivered to you with this Proxy Statement.
Other Matters
     We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Harry L. Zimmerman and George A. Villasana will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our board of directors and is being sent to you at the request of our board of directors. Harry L. Zimmerman and George A. Villasana were designated to be your proxies by our board of directors.
Stockholder Proposals for Next Year’s Annual Meeting
     Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than,                                         .

ANNEX A
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PET DRX CORPORATION
     PET DRX CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each [[10], [15] or [20]] shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount in cash equal to the value of the fractional share of common stock based on the closing price of one share of Common Stock as reported by the Nasdaq Capital Market at the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
     SECOND: This Certificate of Amendment shall become effective as of                     , 2009 at [          ] [a.m./p.m] Eastern Time.
     THIRD: This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 222 of the DGCL.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [          ] day of [                    ], 2009.

PET DRX CORPORATION
By:
Name:
Title:

FIRST AMENDMENT TO THE 2007 PET DRX CORPORATION
STOCK INCENTIVE PLAN
RECITALS:
     WHEREAS, Pet DRx Corporation (the “Company”) established the 2007 Pet DRx Corporation Stock Incentive Plan (the “Plan”) effective January 4, 2008, in order to provide the Company with flexibility to grant equity-based compensation to certain officers, employees, directors and consultants for the purpose of giving them a proprietary interest in the Company and providing the Company with a means to attract and retain key personnel;
     WHEREAS, Section 5.9 of the Plan provides that the board of directors of the Company may amend the Plan at any time, subject to the approval of the Company’s stockholders where necessary;
     WHEREAS, the board of directors of the Company has authorized the amendment of the Plan to increase the number of shares of the Company’s stock that are available for purchase under the Plan by 2,500,000 shares, resulting in a total of 5,200,000 shares available under the Plan; and
     NOW, THEREFORE, the Plan is hereby amended by restating Section 2.2 of the Plan in its entirety as follows, effective July ___, 2009:
     2.2. Stock Subject to the Plan.
     Subject to adjustment in accordance with Section 5.2, five million two hundred thousand (5,200,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentive, including without limitation, Incentive Stock Options. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled and shares of stock deducted or withheld to satisfy tax withholding (other than shares of Stock that are withheld from a Stock Award upon vesting) will again be available for purposes of the Plan.
Except as otherwise set forth herein, all other terms and provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to the 2007 Pet DRx Corporation Stock Incentive Plan to be duly executed and delivered as of the ___th day of July, 2009.

PET DRX CORPORATION
By:
Gene E. Burleson
Chairman and Chief Executive Officer

PROXY	PET DRX CORPORATION	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a stockholder of Pet DRx Corporation (the “Company”), hereby appoints Harry L. Zimmerman and George A. Villasana, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the 2009 Annual Meeting of Stockholders of Pet DRx Corporation to be held at the offices of Pet DRx Corporation located at 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027 at 2:00 p.m. (CDT), on July ___, 2009, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, in the manner directed herein.
This proxy is solicited on behalf of the board of directors of the Company. This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” all of the nominees listed below, “FOR” proposal 2, “FOR” proposal 3, “FOR” proposal 4 and “FOR” proposal 5. The Board of Directors recommends a vote “FOR” proposal 2. The Board of Directors recommends a vote “FOR” proposal 3. The Board of Directors recommends a vote “FOR” proposal 4. The Board of Directors recommends a vote “FOR” proposal 5. This proxy revokes any prior proxy given by the undersigned.

1. ELECTION OF DIRECTORS TO SERVE UNTIL THE 2010 ANNUAL MEETING OF STOCKHOLDERS:	☐ FOR all nominees	☐ WITHHOLD AUTHORITY from all nominees
☐ FOR all nominees EXCEPT

☐ GENE BURLESON	☐ RICHARD O. MARTIN
☐ RICHARD JOHNSTON	☐ J. DAVID REED, DVM
☐ JOEL KANTER	☐ ZUBEEN SHROFF
2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
To ratify the selection of SingerLewak LLP as the Company’s independent registered public accounting firm for 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF SENIOR NOTES AND EXERCISE OF FINANCING WARRANTS:

☐ FOR	☐ AGAINST	☐ ABSTAIN
4. APPROVAL OF THE AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK AT ONE OF THREE REVERSE SPLIT RATIOS:

☐ FOR	☐ AGAINST	☐ ABSTAIN
5. APPROVAL OF AMENDMENT TO THE 2007 PET DRX CORPORATION STOCK INCENTIVE PLAN:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	, 2009

Signature

Signature of jointly held
Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation or other entity, the full entity name should be inserted and the proxy card signed by a duly authorized representative of the entity, indicating his or her title or capacity.